                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          AMERICAN BRANDS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                 LOGO AMERICAN
                                      BRANDS, INC.

                            1700 East Putnam Avenue
                        Old Greenwich, Connecticut 06870

                                                      March 12, 1996

     Dear Stockholder:

       The 1996 Annual Meeting of stockholders will be held on Wednesday, May 1, 1996 at 10:00 a.m. at the Stamford Center for the Arts, Atlantic Street and Tresser Boulevard, Stamford, Connecticut. You are invited to attend the meeting to consider personally the business described in the following notice of meeting and proxy statement.

       At the meeting, there will be a report to the stockholders on the progress of the Company during the past year. A discussion period will also take place during which stockholders will have an opportunity to discuss matters of interest concerning the Company.

       A feature of these Annual Meetings has been the attendance in person of many stockholders, some with large holdings and some with small holdings. This has been most welcome. It is important to ensure that your shares be represented at the meeting whether or not you personally plan to attend. We urge you to promptly complete, date and return your proxy in the enclosed postpaid return envelope provided for that purpose.

                                            Sincerely yours,

                                            /s/ Thomas C. Hays

                                            Thomas C. Hays
                                            Chairman of the Board
                                              and Chief Executive Officer

                                 LOGO AMERICAN
                                      BRANDS, INC.

                               NOTICE OF MEETING
                               -----------------

                                                                  March 12, 1996

  The Annual Meeting of stockholders of American Brands, Inc. will be held at the Stamford Center for the Arts, Atlantic Street and Tresser Boulevard, Stamford, Connecticut, at 10 o'clock in the forenoon (Eastern Daylight Time) on Wednesday, May 1, 1996, for the following purposes:

  Item 1 - to elect four directors for a term expiring at the 1999 Annual Meeting or until their successors have been duly elected and qualified;

  Item 2 - to consider and vote on the election of Coopers & Lybrand L.L.P. as independent accountants of the Company for the year 1996;

  Item 3 - if presented, to consider and vote on a proposal requesting the elimination of election of directors by classes, expected to be made by two stockholders;

  Item 4 - if presented, to consider and vote on a proposal requesting cancellation of Company pensions for outside directors, expected to be made by one stockholder;

  Item 5 - if presented, to consider and vote on a proposal requesting that non-employee director compensation be paid partly in restricted stock, expected to be made by one stockholder;

  Item 6 - if presented, to consider and vote on a proposal requesting stockholder approval of change of control compensation agreements, expected to be made by one stockholder;

  Item 7 - if presented, to consider and vote on a proposal requesting an equal employment report, expected to be made by one stockholder;

  Item 8 - if presented, to consider and vote on a proposal requesting implementation of the MacBride Principles, expected to be made by five stockholders;

  and to transact such other business as may properly come before the meeting.

  The stock transfer books will not be closed, but holders of Common Stock and $2.67 Convertible Preferred Stock, to be entitled to vote, must be holders of record at the close of business on March 4, 1996.

                                                /s/ Louis F. Fernous, Jr.
                                                 Louis F. Fernous, Jr.
                                                 Vice President and
                                                  Secretary

                                PROXY STATEMENT

  The Company's principal executive offices are located at 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870. This Proxy Statement and accompanying proxy are first being sent or given to stockholders on or about March 12, 1996.

  The accompanying proxy is solicited by the Board of Directors. It may be revoked at any time before being voted by written notice given to the secretary of the meeting or by the delivery of a later-dated proxy. Proxies properly executed, duly returned to the Company and not revoked, will be voted for the election of directors (except to the extent that authority therefor is withheld) and on the other Items described in this Proxy Statement in accordance with the instructions in the proxy. The Board of Directors is not aware at the date hereof of any other matter proposed to be presented at this meeting, and does not believe that any matter may be properly presented other than the election of directors and Items 2 through 8. If any other matter is properly presented, the persons named in the enclosed form of proxy will have discretionary authority to vote thereon according to their best judgment. Presence at the meeting does not of itself revoke the proxy.

                                     VOTING

  The only securities of the Company entitled to be voted are shares of Common Stock and $2.67 Convertible Preferred Stock and only holders of record at the close of business on March 4, 1996 are entitled to vote. Holders of Common Stock are entitled to one vote per share and holders of $2.67 Convertible Preferred Stock are entitled to three-tenths of a vote per share. There were 177,859,657 shares of Common Stock and 453,096 shares of $2.67 Convertible Preferred Stock outstanding at March 4, 1996.

  The affirmative vote of shares representing a majority in voting power of the shares of the Company's Common Stock and $2.67 Convertible Preferred Stock, voted together as one class, present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is necessary for the adoption of each of Items 2 through 8. Directors shall be elected by a plurality of votes cast. Proxies marked as abstentions, or to withhold a vote from a nominee as a director in the case of the election of directors, will have the effect of a negative vote. Broker non-votes (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise his discretionary authority with respect thereto) will be considered as present at the meeting but not entitled to vote with respect to the particular matter and will therefore have no effect on the vote.

  As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and access thereto is limited to the independent Inspectors of Election and certain employees of the Company who must acknowledge their responsibility to comply with such policy.

ITEM 1

                             ELECTION OF DIRECTORS

  The Board of Directors currently consists of 12 members. The Company's Certificate of Incorporation provides for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, four nominees for director are to be elected as Class I directors. The nominees are Messrs. Thomas C. Hays, Sidney

Kirschner, Gordon R. Lohman and Charles H. Pistor, Jr. The four Class II and Class III directors have one year and two years, respectively, remaining on their terms of office. If no contrary indication is made, proxies in the accompanying form are to be voted for such nominees or, in the event any such nominee is not a candidate or is unable to serve as a director at the time of the election (which is not now expected), for any nominee who shall be designated by the Board of Directors to fill such vacancy, unless the Board of Directors shall determine to reduce the number of directors pursuant to the By-laws. All nominees are members of the present Board. All nominees and all current Class II and Class III directors were elected by the stockholders, except that Mrs. Anne M. Tatlock was elected by the Board of Directors as a Class III director effective February 27, 1996.

  There are set forth below opposite the names of the nominees and Class II and Class III directors their present positions and offices with the Company and their principal occupations during the past five years, their ages and the year first elected a director of the Company. There are also set forth below opposite their names under the heading "Shares of Common Stock beneficially owned", the shares of Common Stock of the Company beneficially owned by them on February 15, 1996 (except, as stated in Note (c) below, beneficial ownership is disclaimed as to certain shares), including shares of Common Stock (if any) of which they had the right on such date to acquire beneficial ownership pursuant to the exercise on or before April 15, 1996 of options granted by the Company, plus the number (if any) of shares of Common Stock held on December 31, 1995 by the Trustee of the Profit-Sharing Plan of the Company attributable to Company contributions and to employee pre-tax contributions made through payroll deductions that is equivalent as of that date to their undivided proportionate beneficial interests in all such shares. Beneficial ownership information is also provided below for the executive officers listed in the Summary Compensation Table on page 8. In addition, Messrs. Barry M. Berish and Gilbert
L. Klemann, II, executive officers listed in the Summary Compensation Table, had such beneficial ownership of 231,965 and 142,855 shares of Common Stock, respectively, on February 15, 1996. In no instance does the security ownership of any of the nominees or other directors or executive officers listed below equal or exceed one percent of the outstanding shares of Common Stock of the Company. The information as to security holdings is based on information received by the Company from the nominees and other directors and executive officers, from the Corporate Employee Benefits Committee of the Company and from the Trustee.

                                                                             SHARES OF
                        PRESENT POSITIONS AND OFFICES WITH                  COMMON STOCK
                             THE COMPANY AND PRINCIPAL           YEAR FIRST BENEFICIALLY
                                OCCUPATIONS DURING                ELECTED      OWNED
          NAME                  THE PAST FIVE YEARS          AGE  DIRECTOR   (a)(b)(c)
          ----          ----------------------------------   --- ---------- ------------

               NOMINEES FOR DIRECTOR--CLASS I--TERM EXPIRING 1999

                            Chairman of the Board and         60    1981      598,473
                            Chief Executive Officer of
                            American Brands, Inc. since
   [Photo]                  January 1995; President and
                            Chief Operating Officer of
                            American Brands, Inc. prior
  Thomas C. Hays*           thereto



                            President and Chief               61    1991        1,600
                            Executive Officer of
                            Northside Hospital, Inc.
                            since 1992; Chairman of the
   [Photo]                  Board, President and Chief
                            Executive Officer of
                            National Service
                            Industries, Inc. (lighting
                            equipment, textile rentals
                            and specialty chemicals)
  Sidney Kirschner          prior thereto

                            President and Chief               61    1990        1,500
                            Executive Officer of AMSTED
   [Photo]                  Industries Incorporated
                            (products for the railroad,
                            construction and building
  Gordon R. Lohman*         markets)



   [Photo]                  Retired since 1995; Vice          65    1985        3,700
                            Chair of Southern Methodist
  Charles H. Pistor,  Jr.   University prior thereto

                                                                             SHARES OF
                        PRESENT POSITIONS AND OFFICES WITH                  COMMON STOCK
                             THE COMPANY AND PRINCIPAL           YEAR FIRST BENEFICIALLY
                                OCCUPATIONS DURING                ELECTED      OWNED
          NAME                  THE PAST FIVE YEARS          AGE  DIRECTOR   (a)(b)(c)
          ----          ----------------------------------   --- ---------- ------------

                     CLASS II DIRECTORS--TERM EXPIRING 1997

   [Photo]                  Partner, Anderson Kill            68    1980       9,300
                            Olick & Oshinsky, P.C. (law
  Eugene R. Anderson*       firm)

   [Photo]                  President, Pace University        60    1991       1,000

  Patricia O. Ewers

   [Photo]                  Chairman of Olin                  63    1989       1,700
                            Corporation (chemical,
  John W. Johnstone, Jr.    metal and defense-related
                            products) since 1996;
                            Chairman and Chief
                            Executive Officer of Olin
                            Corporation from 1994 to
                            1995; Chairman, President
                            and Chief Executive Officer
                            of Olin Corporation prior
                            thereto

                            Retired since 1991;               69    1988       3,300
   [Photo]                  Chairman and Chief
                            Executive Officer of
                            Illinois Power Company
  Wendell J. Kelley         prior thereto

                                                                             SHARES OF
                        PRESENT POSITIONS AND OFFICES WITH                  COMMON STOCK
                             THE COMPANY AND PRINCIPAL           YEAR FIRST BENEFICIALLY
                                OCCUPATIONS DURING                ELECTED      OWNED
          NAME                  THE PAST FIVE YEARS          AGE  DIRECTOR   (a)(b)(c)
          ----          ----------------------------------   --- ---------- ------------

                    CLASS III DIRECTORS--TERM EXPIRING 1998

                            Retired since 1994;               66    1979      942,483
                            Chairman of the Board and
   [Photo]                  Chief Executive Officer of
                            American Brands, Inc.
  William J. Alley*         prior thereto




                            President and Chief               59    1995      270,682
                            Operating Officer of
                            American Brands, Inc.
                            since January 1995; Group
                            Vice President of American
                            Brands, Inc. from 1988 to
   [Photo]                  1994; President and Chief
                            Executive Officer of
                            Acushnet Company (golf and
                            leisure products), a
                            subsidiary of American
                            Brands, Inc., from 1982 to
  John T. Ludes*            1994


                            President, Fiduciary Trust        56    1996          700(d)
                            Company International
                            (global investment
                            management services) since
   [Photo]                  1994; Executive Vice
                            President and Director,
                            Institutional Equity
                            Department, Fiduciary
                            Trust Company
                            International prior
  Anne M. Tatlock           thereto



                                                                             SHARES OF
                        PRESENT POSITIONS AND OFFICES WITH                  COMMON STOCK
                             THE COMPANY AND PRINCIPAL           YEAR FIRST BENEFICIALLY
                                OCCUPATIONS DURING                ELECTED      OWNED
          NAME                  THE PAST FIVE YEARS          AGE  DIRECTOR   (a)(b)(c)
          ----          ----------------------------------   --- ---------- ------------
                            Chairman and Chief                54    1994      178,890
                            Executive of Gallaher
                            Limited (tobacco products
                            and distilled spirits), a
                            subsidiary of American
   [Photo]                  Brands, Inc., since
                            February 1994; Deputy
                            Chairman of Gallaher
                            Limited from 1989 to 1994;
                            Chairman and Chief
                            Executive of Gallaher
                            Tobacco Limited (tobacco
                            products), a subsidiary of
                            Gallaher Limited, since
  Peter M. Wilson*          1987

--------
* Member of Executive Committee of the Company's Board of Directors. Mr. Ludes also served on the Board of Directors of the Company from 1987 to 1990.

(a) The numbers of shares attributable to Company contributions under the Profit-Sharing Plan of the Company included in the numbers shown above are as follows: William J. Alley, 656; Barry M. Berish, 9,144; Thomas C. Hays, 2,157; Gilbert L. Klemann, II, 1,689; and John T. Ludes, 2,652. The numbers of shares attributable to employee pre-tax contributions under such Plan included in the numbers shown above are: Thomas C. Hays, 6,220; Gilbert L. Klemann, II, 401; and John T. Ludes, 431.
(b) The number of shares of which the nominees and Class II and Class III directors and Messrs. Berish and Klemann had the right to acquire beneficial ownership pursuant to the exercise on or before April 15, 1996 of options granted by the Company included in the numbers shown above are as follows: William J. Alley, 819,850; Barry M. Berish, 184,900; Thomas C. Hays, 499,650; Gilbert L. Klemann, II, 134,650; John T. Ludes, 229,950; and Peter M. Wilson, 172,600. Inclusion of such shares does not constitute an admission by any nominee, director or executive officer that he is the beneficial owner of such shares.
(c) To the best of the Company's knowledge, each nominee and Class II and Class III director and executive officer named above has sole voting and investment power with respect to shares shown after his name above, other than with respect to the shares listed in Note (b) above and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 5,107 shares and with respect to which shares he disclaims beneficial ownership and Mr. Hays has no voting or investment power with respect to 4,000 shares held in trust for the benefit of his wife and with respect to which shares he disclaims beneficial ownership; Mr. Pistor shares voting and investment power with his wife with respect to 2,400 shares; and Mr. Berish has no voting or investment power with respect to 12,900 shares held by his wife as trustee of a family trust and with respect to which shares he disclaims beneficial ownership. The Trustee of the Profit-Sharing Plan has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the Plan and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which the Trustee has received instructions.
(d) Mrs. Tatlock acquired the shares shown after her name above on February 22, 1996.

  Eight meetings of the Company's Board of Directors were held during the Company's last fiscal year. Each director of the Company attended at least 75% of the aggregate of (i) all meetings of the Board of Directors and (ii) all meetings of committees of the Board of Directors of which the director was a member, during the periods that the director served during the Company's last fiscal year. In addition to participation at Board and committee meetings, the Company's directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact, with the Chairman and others regarding matters of interest and concern to the Company.

  In addition to the Executive Committee, the Board of Directors has an Audit Committee, a Compensation and Stock Option Committee and a Nominating and Corporate Governance Committee. The Audit Committee is composed of Messrs. Anderson, Kirschner, Pistor, Dr. Ewers and Mrs. Tatlock. Its functions include recommending annually to the Board of Directors a firm of independent accountants to audit the Company's financial statements and the scope of such firm's audit, reviewing reports and recommendations of the Company's independent accountants, reviewing the scope of all internal audits and reports and recommendations in connection therewith and reviewing nonaudit services provided by the Company's principal independent accountants. It held five meetings during the Company's last fiscal year. The Compensation and Stock Option Committee is composed of Messrs. Anderson, Johnstone, Lohman and Pistor. It administers the Company's Stock Option Plans and 1990 Long-Term Incentive Plan, and its functions include the designation of key employees to whom stock options, performance awards and other stock-based awards may be granted, and, within specified limits, the number of shares that may be granted to any such key employee. Its functions also include setting compensation for officers employed by the Company and holding the office of Vice President or a more senior office and the determination of the award to such persons of incentive compensation under Article XII of the By-laws of the Company. It held six meetings during the Company's last fiscal year. In addition, the Company has a Salary Committee composed of Messrs. Hays and Ludes and one additional executive officer. Its functions include the establishment of salary administration guidelines for the Company and its domestic subsidiaries, applicable to all employees other than officers of the Company whose salaries are required by the By-laws of the Company to be fixed by the Compensation and Stock Option Committee, and, in accordance with such guidelines, the approval of all salaries above a specified amount, and recommending to the Board of Directors compensation arrangements for nonmanagement directors. It held two formal meetings during the Company's last fiscal year and acted on numerous other occasions by written consent. The Nominating and Corporate Governance Committee is composed of Messrs. Anderson, Johnstone, Lohman and Pistor. Its functions include recommending persons for nomination for election as members of the Company's Board of Directors, recommending directors for membership on the Compensation and Stock Option Committee and recommending to the Board of Directors policies and practices designed to foster an effective corporate governance environment within the Company. The Nominating and Corporate Governance Committee held two meetings during the last fiscal year. Stockholders wishing to recommend persons for consideration by the Nominating and Corporate Governance Committee as nominees for election to the Company's Board of Directors can do so by writing to the Secretary of the Company at 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870, giving each such person's name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the person recommended of his consent to be named as a nominee and, if nominated and elected, to serve as a director. The Company's Certificate of Incorporation also contains a procedure for stockholder nomination of directors.

  Mr. Alley is a director of CIPSCO Incorporated, Central Illinois Public Service Company, Olin Corporation and Rayonier Inc.; Mr. Johnstone is a director of Phoenix Home Life Insurance Company and McDermott International Inc.; Mr. Kelley is a director of Magna Group, Inc.; Mr. Lohman is a director of CIPSCO Incorporated and Central Illinois Public Service Company; Mr. Pistor is a director of AMR Corporation, Centex Corporation and Oryx Energy Company; and Mrs. Tatlock is a director of American General Corporation and PHH Corporation.

  For information with respect to the beneficial ownership of securities of the Company by directors and executive officers as a group, see "Certain Information Regarding Security Holdings".

  Each director and officer of the Company who is subject to Section 16 of the Securities and Exchange Act of 1934 is required to report to the Securities and Exchange Commission by a specified date his or her beneficial ownership of or transactions in the Company's securities. Reports received by the Company indicate that all such directors and officers have filed all requisite reports with the Securities and Exchange Commission on a timely basis during or with respect to 1995.

                             EXECUTIVE COMPENSATION

  There is set forth in the following table a summary of all compensation paid to, or earned by, the five most highly compensated executive officers during each of the Company's last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                      ANNUAL COMPENSATION            COMPENSATION
                               --------------------------------- --------------------
                                                                    AWARDS    PAYOUTS
                                                                 ------------ -------
                                                                  SECURITIES
NAME AND                                            OTHER ANNUAL  UNDERLYING   LTIP    ALL OTHER
PRINCIPAL                                 BONUS (1) COMPENSATION OPTIONS/SARS PAYOUT  COMPENSATION
POSITION                  YEAR SALARY ($)     $       ($) (2)        (#)      ($)(3)     ($)(4)
---------                 ---- ---------- --------- ------------ ------------ ------- ------------
THOMAS C. HAYS            1995  900,000    812,341     219,289      93,000    379,440   229,679(5)
Chairman of the Board     1994  655,800    433,600     198,133     130,000    113,063   272,596(5)
and Chief Executive       1993  655,800    394,158   2,122,937      81,600        -0-   149,397
Officer of American
Brands, Inc.
JOHN T. LUDES             1995  500,000    408,600     189,082      50,000    151,823   171,187(5)
President and Chief       1994  365,600    331,000      96,852      60,000     45,225   156,369(5)
Operating Officer of      1993  365,600    210,000   1,010,458      32,650        -0-    71,453
American Brands, Inc.
PETER M. WILSON           1995  520,695    389,261       8,200      30,000    169,725       -0-
Chairman and Chief        1994  477,280    361,939      10,859      38,000     33,919       -0-
Executive of Gallaher     1993  426,767    264,412       5,344      36,500        -0-       -0-
Limited
BARRY M. BERISH           1995  405,000    254,353     124,664      30,000    155,775   115,828
Chairman and Chief        1994  388,500    252,902     111,492      35,000     41,456   100,836
Executive Officer of JBB  1993  370,000    194,673     887,446      33,500        -0-   113,984
Worldwide, Inc.
GILBERT L. KLEMANN, II    1995  396,600    225,600      96,409      28,100    151,823    96,777(5)
Senior Vice President     1994  377,700    217,500      54,942      34,000     45,225   118,591(5)
and General Counsel of    1993  377,700    175,000     422,238      32,650        -0-    58,290
American Brands, Inc.

--------
(1) Article XII of the By-laws of the Company provides for payment of incentive compensation to members of the Management Group (consisting generally of persons elected to the office of Vice President of the Company or a more senior office). An amount equal to 1/2 of 1% of Adjusted Income From Continuing Operations (as defined in Article XII) is made available for allotment annually if a cash dividend has been paid on the Common Stock of the Company. Of the amount available for incentive compensation, 18% is allotted to the Chairman of the Board and the remainder is available to the Management Group on the following basis: 30% of the total amount available is allotted by Article XII to the members of the Management Group other than the Chairman of the Board in proportion to their fixed salaries, and the balance may be allotted to them by the Compensation and Stock Option Committee, entirely at its discretion as to amounts and individuals. The Compensation and Stock Option Committee has the authority to reduce the 18% allotment to the Chairman of the Board and the 30% allotment to any member of the Management Group. Payments are made in cash as soon as practicable after the award is determined after the end of the year. Mr. Berish participated in the annual incentive compensation program of Jim Beam Brands Co. which is based on operating company contribution, asset management and individual performance. The target award for Mr. Berish for 1995 was equal to 55% of base salary with 75% of the target award based on corporate financial criteria and 25% based on individual objectives. Mr. Wilson participated in an incentive compensation plan for key employees of Gallaher Limited. Under such plan, an amount equal to 0.389% of consolidated profits before tax (as defined in such plan) is made available for allotment annually. Of the amount made available for incentive compensation, 18.5% is allotted to the Chairman of Gallaher Limited.

(2) At the 1993 Annual Meeting, stockholders approved Company contributions to trusts established by executives in order to fund supplemental retirement and profit-sharing benefits under the Company's Supplemental Plan on a current basis. The executive is taxed on the contribution when made and the earnings on the trust, but the Company provides the executive with an additional amount to pay the taxes. The amounts distributed to the executive at retirement, however, are not subject to tax and therefore the Company contributes to the trusts only the present value of the executive's after-tax benefit instead of being required to provide the executive's pre-tax benefit upon retirement. The amounts set forth in the "Other Annual Compensation" column include the amounts paid to the executive for reimbursement of taxes as follows:

                                                        1995    1994     1993
                                                       ------- ------- ---------
      Thomas C. Hays.................................. 201,469 169,919 2,107,098
      John T. Ludes................................... 181,951  85,563 1,004,122
      Barry M. Berish................................. 117,414 100,434   881,463
      Gilbert L. Klemann, II..........................  89,278  43,653   415,902

  The amounts shown above for Mr. Berish relate to his supplemental benefits under the Jim Beam Brands Co. Excess Benefit Plan. The contributions to the trusts for 1993 were to fund the supplemental retirement and profit-sharing benefits accrued for all prior years of service which had previously been unfunded. The amounts contributed in each year after 1993 funded the supplemental retirement and profit-sharing accruals for that year only and the related tax reimbursement payment in years after 1993 were lower. The remaining amounts in the "Other Annual Compensation" column are cash dividend equivalents paid on performance awards.

(3) The LTIP Payout is the value of performance share payment for the performance period ended in the year reported.

(4) These amounts include Company contributions to the tax qualified Profit-Sharing Plan of the Company (the Jim Beam Brands Co. Profit-Sharing and 401(k) Savings Plan for Mr. Berish) and supplemental profit-sharing amounts under the Company's Supplemental Plan as described below.

  Company contributions to the tax qualified Profit-Sharing Plan of the Company (the Jim Beam Brands Co. Profit-Sharing and 401(k) Savings Plan for Mr. Berish) were as follows:

                                                             1995   1994   1993
                                                            ------ ------ ------
      Thomas C. Hays....................................... 17,617 18,486 22,527
      John T. Ludes........................................ 17,617 18,486 22,527
      Barry M. Berish...................................... 21,000 21,000 30,000
      Gilbert L. Klemann, II............................... 17,617 18,486 22,527

  The Supplemental Plan provides for those amounts that would have been contributed under the Company's tax qualified Profit-Sharing Plan but for certain Internal Revenue Code limitations. Supplemental profit-sharing amounts credited under the Company's Supplemental Plan (the Jim Beam Brands Co. Excess Benefit Plan for Mr. Berish) were as follows:

                                                             1995   1994   1993
                                                            ------ ------ ------
      Thomas C. Hays....................................... 98,838 92,671 75,139
      John T. Ludes........................................ 56,868 43,825 28,347
      Barry M. Berish...................................... 94,828 79,836 68,270
      Gilbert L. Klemann, II............................... 38,755 41,467 28,366

  Earnings had been credited on supplemental profit-sharing balances as if the balances were invested in an investment selected by the Company's Trusts Investment Committee which was the Salomon Brothers Inc Broad Investment Grade Index for 1993. Effective in December 1993 with the contributions to the trusts under the funding arrangement approved by stockholders at the 1993 Annual Meeting, actual trust investment performance was credited on supplemental profit-sharing balances. The Company therefore had no liability for supplemental profit-sharing balance investment earnings for 1994 and no earnings credits on supplemental profit-sharing balances are disclosed for 1994 or 1995 in the "All Other Compensation" column. Earnings credited on supplemental profit-sharing balances under the Company's Supplemental Plan for 1993 were as follows:

                                                      1993
                                                     ------
      Thomas C. Hays................................ 51,731
      John T. Ludes................................. 20,579
      Barry M. Berish............................... 15,714
      Gilbert L. Klemann, II........................  7,397

  In order to fund the Company's obligations to provide supplemental profit-sharing benefits under the Company's Supplemental Plan as described above, the Company made contributions under the trust funding arrangements approved by stockholders at the 1993 Annual Meeting. Jim Beam Brands Co. made contributions during these years under the Jim Beam Brands Co. Excess Benefit Plan for Mr. Berish. These contributions for 1993 funded the after-tax equivalent of supplemental profit-sharing accruals which had been unfunded for all years since supplemental profit-sharing credits were added to the Supplemental Plan in 1987. The amounts contributed in each year after 1993 will typically fund the supplemental profit-sharing accruals for that year only. The following contributions to the trusts are not listed in the "All Other Compensation" column as they were made to fund these supplemental profit-sharing liabilities described above and already disclosed therein:

                                                            1995   1994   1993
                                                           ------ ------ -------
      Thomas C. Hays...................................... 52,353 32,586 353,608
      John T. Ludes....................................... 24,758 18,670 131,606
      Barry M. Berish..................................... 45,825 49,785  96,604
      Gilbert L. Klemann, II.............................. 23,426 17,846  47,258

  The Company made additional contributions in 1993, 1994 and 1995 to the trusts to fund its obligations for supplemental retirement benefits under the Company's Supplemental Plan to Messrs. Hays, Ludes and Klemann. Jim Beam Brands Co. made additional contributions during these years under the Jim Beam Brands Co. Excess Benefit Plan for Mr. Berish. See the Pension Plan Table on page 14 for a description of the amount of these supplemental retirement benefits.

(5) In 1994, the Company substituted a split-dollar life insurance program for certain executive officers in lieu of the group term life insurance program under which they were previously covered. The death benefits payable on behalf of the executives under the split-dollar life insurance program, and the amount of premiums contributed by the executives, remain the same as under the group term life insurance program which had been available to all salaried employees, including executives, on the same terms and conditions. All insurance proceeds from the split-dollar life insurance program in excess of each executive's death benefit are payable to the Company, and the program is designed for the Company to recover at least its aggregate premium cost. The Company has elected to prepay its share of the full premiums for the policy in two annual installments in 1994 and 1995. Additional split-dollar life insurance was obtained in 1995 for Messrs. Hays and Ludes in order to provide for the increased death benefit attributable to their 1995 salary increases with the premium for this increased insurance payable in two annual installments in 1995 and 1996. The amounts set forth in the "All Other Compensation" column for 1994 and 1995 include the dollar value of insurance premiums paid by the Company as reduced by the projected refund to the Company on the maturity of the policy calculated on an actuarial basis as follows:

                                                                  1995    1994
                                                                 ------- -------
     Thomas C. Hays............................................. 113,224 161,439
     John T. Ludes..............................................  96,702  94,058
     Gilbert L. Klemann, II.....................................  40,405  58,638

  The following table provides information on grants of stock options made in 1995:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                         -----------------------------------------------------
                           NUMBER OF
                           SECURITIES     % OF TOTAL
                           UNDERLYING   OPTIONS GRANTED EXERCISE OR             GRANT DATE
                            OPTIONS     TO EMPLOYEES IN BASE PRICE  EXPIRATION   PRESENT
NAME                     GRANTED (#)(1)   FISCAL YEAR     ($/SH)     DATE(2)   VALUE ($)(3)
----                     -------------- --------------- ----------- ---------- ------------
THOMAS C. HAYS..........      93,000         5.28          42.25     11/27/05     509,640
JOHN T. LUDES...........      50,000         2.84          42.25     11/27/05     274,000
PETER M. WILSON.........      30,000         1.70          42.25     11/27/05     164,400
BARRY M. BERISH.........      30,000         1.70          42.25     11/27/05     164,400
GILBERT L. KLEMANN, II..      28,100         1.60          42.25     11/27/05     153,988
ALL OPTIONEES...........   1,760,400          100                     2/27/05   8,206,956
                                                           42.20     11/27/05

--------
(1) All options are for shares of Common Stock of the Company. No stock appreciation rights ("SARs") were granted during 1995. Options are generally not exercisable until the expiration of one year from the date of grant.
(2) The 1990 Long-Term Incentive Plan (As Amended and Restated as of January 1,
    1994) further provides that each option shall have a limited right ("Limited Right") which generally is exercised automatically on the date of change in control of the Company, or (if later) the day after the expiration of the six-month holding period for options not held for such six-month period by those holders subject to Section 16 of the Securities Exchange Act of 1934, as amended. The Limited Right generally entitles the holder of the option to receive cash equal to the number of shares subject to the option multiplied by the difference between the exercise price per share and (i) the fair market value of such shares at the date of exercise of the Limited Right if the option is an incentive stock option and (ii) if the option is a nonqualified stock option, the greater of (a) the highest price per share paid for shares of Common Stock of the Company acquired in the change in control and (b) the highest fair market value of shares of Common Stock during a specified period prior to the time of exercise. The option is cancelled to the extent of the exercise of the Limited Right.
(3) Grant Date Present Value is determined using the Black-Scholes option pricing model based on the following assumptions: (a) an expected option term of six years which reflects a reduction of the actual ten year term of an option based on historical data regarding the average length of time an optionee holds the option before exercising; (b) a risk-free rate of return of 5.75%, the rate of a six year U.S. Treasury Zero Coupon Bond corresponding to the expected option term; (c) stock price volatility of 16% based on weekly stock market quotations for the five years preceding the date of grant, adjusted for the effect of certain events in the tobacco industry in 1993 and the recent Company restructurings; (d) yield of 5% based on the annual dividend rate of $2.00 per share at date of grant; (e) a discount of 15% for risk of forfeiture for all optionees only but with no discount for risk of forfeiture for the named executive officers; and
    (f) notwithstanding the fact that these options are non-transferable, no discount for non-transferability was applied. Consequently, the Grant Date Present Values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized by an optionee will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

  The following table provides information concerning exercise of stock options, alone or in tandem with SARs, made during 1995 by each of the five most highly compensated executive officers:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                        NUMBER OF
                          NUMBER OF                     SECURITIES      VALUE OF UNEXERCISED
                            SHARES                      UNDERLYING          IN-THE-MONEY
                          UNDERLYING               UNEXERCISED OPTIONS/     OPTIONS/SARS
                         OPTIONS/SARS              SARS AT FY-END (#)--   AT FY-END ($)--
                          EXERCISED      VALUE         EXERCISABLE/         EXERCISABLE/
NAME                        (#)(1)    REALIZED ($)    UNEXERCISABLE        UNEXERCISABLE
----                     ------------ ------------ -------------------- --------------------
THOMAS C. HAYS..........      -0-            -0-      499,650/93,000    3,626,042.19/209,250
JOHN T. LUDES...........    4,700      77,256.25      229,950/50,000       1,912,900/112,500
PETER M. WILSON.........      -0-            -0-      172,600/30,000     1,443,806.25/67,500
BARRY M. BERISH.........    4,700      77,843.75      184,900/30,000     1,551,118.75/67,500
GILBERT L. KLEMANN, II..      -0-            -0-      134,650/28,100       669,737.50/63,225

--------
(1) SARs permit an optionee, upon exercise of such rights and surrender of the related option or part thereof, to receive a payment equal to the excess of the fair market value (at the time of exercise) of the shares covered by such option or part thereof so surrendered over the option price of such shares. Such payment may be made in Common Stock of the Company (valued on the basis of the fair market value of such Common Stock at the time of exercise), in cash, or partly in cash and partly in Common Stock of the Company, as the Compensation and Stock Option Committee may determine. No SAR is exercisable prior to six months from the date of its grant.

  The following tables provide information concerning long-term compensation awards made during 1995 to the five most highly compensated executive officers:

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR
                          PERFORMANCE PERIOD 1995-1997

                                                                 ESTIMATED FUTURE PAYOUTS
                                                                     UNDER NON-STOCK
                                           PERFORMANCE PERIOD OR    PRICE-BASED PLANS
                         NUMBER OF SHARES,  OTHER PERIOD UNTIL   ------------------------
                          UNITS OR OTHER       MATURATION OR     THRESHOLD TARGET MAXIMUM
NAME                       RIGHTS (#)(1)        PAYOUT (2)          (#)     (#)     (#)
----                     ----------------- --------------------- --------- ------ -------
THOMAS C. HAYS..........      13,000               3 yrs           6,500   13,000 19,500
JOHN T. LUDES...........       6,000               3 yrs           3,000    6,000  9,000
PETER M. WILSON.........       3,800               3 yrs           1,900    3,800  5,700
BARRY M. BERISH.........       3,500               3 yrs           1,750    3,500  5,250
GILBERT L. KLEMANN, II..       3,400               3 yrs           1,700    3,400  5,100

--------
(1) In February 1995, performance share awards were granted for the 1995-1997 performance period. These figures represent the number of shares that will be awarded upon attainment of the average consolidated return on equity targets for the performance period 1995-1997.
(2) The performance period began on January 1, 1995 and will end on December 31, 1997. As of December 31, 1995, two years remain until maturation or payout.

  The number of shares of Common Stock to be delivered for the performance period 1995-1997 is based on the level of achievement of specified operating goals of the Company and its consolidated subsidiaries during the performance period. The target amount will be earned if 100% of the targeted average consolidated return on equity is achieved. The threshold amount will be earned at the achievement of 83 1/3% of the targeted average consolidated return on equity and the maximum award amount will be earned at the achievement of 125% of the targeted average consolidated return on equity. In addition, cash dividend equivalents will be paid only to the extent that the performance goals are achieved.

                          PERFORMANCE PERIOD 1996-1998

                                                           ESTIMATED FUTURE PAYOUTS
                                             PERFORMANCE       UNDER NON-STOCK
                                           PERIOD OR OTHER    PRICE-BASED PLANS
                         NUMBER OF SHARES,  PERIOD UNTIL   ------------------------
                          UNITS OR OTHER    MATURATION OR  THRESHOLD TARGET MAXIMUM
NAME                       RIGHTS (#)(1)     PAYOUT (2)       (#)     (#)     (#)
----                     ----------------- --------------- --------- ------ -------
THOMAS C. HAYS..........      14,600            3 yrs        7,300   14,600 21,900
JOHN T. LUDES...........       7,800            3 yrs        3,900    7,800 11,700
PETER M. WILSON.........       4,700            3 yrs        2,350    4,700  7,050
BARRY M. BERISH.........       3,500            3 yrs        1,750    3,500  5,250
GILBERT L. KLEMANN, II..       4,400            3 yrs        2,200    4,400  6,600

--------
(1) In November 1995, performance share awards were granted for the 1996-1998 performance period. These figures represent the number of shares that will be awarded upon attainment of the average consolidated return on equity and cumulative increase in earnings per share targets for the performance period 1996-1998.
(2) The performance period began on January 1, 1996 and will end on December 31, 1998. As of December 31, 1995, three years remain until maturation or payment.

  The number of shares of Common Stock to be delivered for the performance period 1996-1998 is based on the level of achievement of specified operating goals of the Company and its consolidated subsidiaries during the performance period. The target amount will be earned if 100% of the targeted average consolidated return on equity and cumulative increase in earnings per share are achieved. The threshold amount will be earned at the achievement of 83 1/3% of the targeted average consolidated return on equity and 94% of the targeted cumulative earnings per share. The maximum award amount will be earned at the achievement of 125% of the targeted average consolidated return on equity and 114% of the targeted cumulative earnings per share. In addition, cash dividend equivalents will be paid only to the extent that the performance goals are achieved.

RETIREMENT PLANS

  The following table sets forth the highest estimated annual retirement benefits payable to persons in the specified compensation and years of service classifications upon retirement at normal retirement date, assuming election of an annuity for the life of the employee only, under the retirement plans of the Company and those of its domestic subsidiaries under which executive officers of the Company would be entitled to benefits:


                                 PENSION PLAN TABLE
                        ESTIMATED ANNUAL RETIREMENT BENEFITS
                    FOR REPRESENTATIVE YEARS OF CREDITED SERVICE
              ---------------------------------------------------------
REMUNERATION     10       15       20       25        30         35
------------  -------- -------- -------- -------- ---------- ----------
 $  500,000   $ 75,000 $112,500 $150,000 $187,500 $  225,000 $  262,500
    600,000     90,000  135,000  180,000  225,000    270,000    315,000
    700,000    105,000  157,500  210,000  262,500    315,000    367,500
    800,000    120,000  180,000  240,000  300,000    360,000    420,000
    900,000    135,000  202,500  270,000  337,500    405,000    472,500
  1,000,000    150,000  225,000  300,000  375,000    450,000    525,000
  1,100,000    165,000  247,500  330,000  412,500    495,000    577,500
  1,200,000    180,000  270,000  360,000  450,000    540,000    630,000
  1,300,000    195,000  292,500  390,000  487,500    585,000    682,500
  1,400,000    210,000  315,000  420,000  525,000    630,000    735,000
  1,600,000    240,000  360,000  480,000  600,000    720,000    840,000
  1,800,000    270,000  405,000  540,000  675,000    810,000    945,000
  2,000,000    300,000  450,000  600,000  750,000    900,000  1,050,000
  2,200,000    330,000  495,000  660,000  825,000    990,000  1,155,000
  2,400,000    360,000  540,000  720,000  900,000  1,080,000  1,260,000

  The estimated annual retirement benefits set forth in the preceding table include any offset for Social Security benefits required under the applicable plan.

  The compensation covered by the retirement plans under which executive officers are to receive retirement benefits includes essentially compensation that would fall under the categories of "Salary" and "Bonus" in the Summary Compensation Table shown above on page 8 averaged over the five highest consecutive years. The years of service of Messrs. Hays, Ludes and Berish are 31, 17 and 39, respectively. Mr. Klemann, who joined the Company's employ in 1991, has a special retirement arrangement which credits him with service since 1976 in order to recognize that he devoted full time to the legal affairs of the Company from 1976 through 1991 while with the Company's outside law firm.

  The Supplemental Plan of the Company provides supplemental benefits in an amount equal to the difference between the benefits payable under the Retirement Plan and the amount that would be payable under the Company's tax qualified Retirement Plan formula in excess of the Internal Revenue Code limitation on maximum annual benefits payable from tax qualified retirement plans (currently the lesser of $120,000 and the employee's average compensation during his three highest-paid consecutive years of employment). The Supplemental Plan also provides for payments of any amount by which the Retirement Plan benefit is reduced because of the limitation contained in the Internal Revenue Code on the combination of the benefits payable thereunder and additions to the Company's tax qualified Profit-Sharing Plan. The Internal Revenue Code also provides that benefits under tax qualified plans cannot be based on compensation in excess of a certain limit (currently $150,000). The Supplemental Plan provides the difference between the amount paid under the Retirement Plan and the amount that would have been paid thereunder if the $150,000 limit on compensation were not included therein. In calculating retirement benefits, no credit is given for service in excess of 35 years.

Mr. Berish is covered under the Jim Beam Brands Co. Excess Benefit Plan which provides a comparable benefit except that the maximum aggregate annual benefit payable thereunder and under Beam's tax qualified Retirement Plan is the lesser of $225,000 or Mr. Berish's highest three year average earnings. The Pension Plan Table includes these Supplemental Plan benefits as well as the retirement benefit for Mr. Berish.

  Under the Supplemental Plan, persons employed by the Company holding the office of Vice President or a more senior office with the Company will each receive an annual benefit equal to 52 1/2% of his average compensation during the five highest-paid consecutive calendar years of employment, provided he continues in employment until the earlier of normal retirement age of 65 or completion of 35 years of service. This 52 1/2% benefit is the same as the benefit in the 35 year column of the Pension Plan Table set forth above. The benefit is reduced by 1 1/2% of such average compensation for each year that such officer retires prior to age 65 unless he has completed 35 years of service. The benefit is also reduced by benefits under the Company's Retirement Plan, the retirement plans of subsidiaries of the Company and of any prior employer. This supplemental retirement benefit covers Messrs. Hays, Ludes and Klemann.

  Executive officers employed by the Company will accrue all benefits after 1995 under the Supplemental Plan rather than the Company's tax qualified Retirement Plan.

  The Company has an agreement with Mr. Hays which will provide him with an annual retirement benefit of 52 1/2% of his average compensation during the five highest-paid consecutive calendar years of employment if Mr. Hays becomes disabled or dies prior to normal retirement date of age 65 or if the Company terminates his employment for reasons other than cause, or Mr. Hays terminates his employment for good reason (as defined in the agreement). For purposes of determining Mr. Hays' highest five-year average earnings, his compensation at the date of his termination of employment is deemed to continue until normal retirement date. This benefit to Mr. Hays is reduced by the amount paid to him under the Company's tax qualified Retirement Plan and Supplemental Plan.

  As noted in Note (2) under the Summary Compensation Table on page 8, Messrs. Hays, Ludes and Klemann and certain other executive officers have established trusts to which the Company makes contributions to fund currently the Company's supplemental retirement and profit-sharing obligations. The Company also continues to maintain "rabbi" trusts with a bank for the purpose of paying its supplemental retirement and profit-sharing obligations that are not fully funded by the executives' trusts. Similar trusts have also been established with respect to Mr. Berish under the Jim Beam Brands Co. Excess Benefit Plan.

SEVERANCE AND EMPLOYMENT AGREEMENTS

  The Company has entered into agreements with Messrs. Hays, Ludes and Klemann to provide certain severance benefits for them in the event of their termination of employment following a change in control (as defined in the agreements) of the Company. Each agreement provides generally that if, subsequent to a change in control, the Company terminates the employment of the officer other than for disability or cause, or if the officer elects to terminate his employment for good reason, as provided in the agreement, the officer will then receive three years of base salary, three times the amounts for one year of his incentive compensation award and Profit-Sharing Plan allocation (and the supplemental profit-sharing allocation under the Supplemental Plan), three additional years of service and earnings credit under the retirement plans and agreements of the Company and three additional years of coverage under the life, health, accident, disability and other employee plans of the Company, provided that if any such person is within three years of his normal retirement date, the multiplier of three is reduced for each category of payment to the number of years and portion thereof remaining prior to such date. Each agreement also provides for payment of an amount necessary to restore any benefit diminution under the agreement and the Company's stock option plans and 1990 Long-Term Incentive Plan if the special excise tax imposed under Section 280G of the Internal Revenue Code is applicable. Assuming a change in control and a termination date of February 1, 1996, the amounts payable under such agreements would have been $5,594,388, $3,160,754 and $2,075,616 for Messrs. Hays, Ludes and Klemann, respectively. The Company has established "rabbi" trusts with a bank for the purpose of paying these amounts. The foregoing amounts do not include the three additional years of service and earnings credit under retirement plans and agreements or the three additional years of coverage under life, health, accident, disability and other employee plans to which the foregoing persons would be entitled. Upon termination of employment following a change in control, the executive would also be entitled to retain his split-dollar life insurance policy in order to provide the death benefit with any insurance proceeds after death in excess of the death benefit to be returned to the Company. The amounts payable are reduced by any amounts payable under the agreements referred to in the succeeding paragraph providing severance benefits after termination of employment without regard to a change in control.

  The Company has also entered into agreements with Messrs. Hays, Ludes and Klemann to provide severance benefits without regard to a change in control if the Company terminates the employment of the officer for reasons other than for disability or cause. The severance agreements provide the same benefits as those described in the preceding paragraph for a termination of employment following a change in control except that the multiplier is three in the case of Mr. Hays and two in the case of Messrs. Ludes and Klemann. Assuming a termination of employment on February 1, 1996, the amounts payable under the severance agreements, which would represent their base salary, Article XII award and Profit-Sharing Plan allocation (and the supplemental profit-sharing allocation under the Company's Supplemental Plan), would have been $5,594,388, $2,107,169 and $1,383,744 for Messrs. Hays, Ludes and Klemann, respectively. The foregoing amounts do not include the additional years of service and earnings credit under retirement plans and agreements or the additional years of coverage under life, health, accident, disability and other employee plans to which the foregoing persons would be entitled. Mr. Berish is covered under a similar severance agreement with Jim Beam Brands Co. with a multiplier of two. Assuming a termination of employment on February 1, 1996, the amount payable under Mr. Berish's severance agreement would have been $1,640,362.

  Gallaher Limited has an agreement with Mr. Wilson which provides, among other things, for his employment by Gallaher Limited at a salary rate for 1995 of (Pounds)329,700 and for reimbursement of all reasonable expenses incurred by him in the performance of his duties under the agreement. The agreement is terminable by Gallaher Limited upon three years' written notice. The agreement also provides that in the event the employment of Mr. Wilson is terminated, or Mr. Wilson elects to terminate his employment for good reason, after a change in control of the Company or Gallaher Limited, he is to receive up to three times his salary, incentive compensation and certain benefits.

DIRECTOR COMPENSATION

  Each director who is not an officer or employee of the Company or one of its subsidiaries receives an annual fee of $35,000 for services as a director and an additional $15,000 for committee service for an aggregate cash fee of $50,000. Three non-employee directors each receive an additional $15,000 for service on the Executive Committee. The Company has agreements with Messrs. Anderson and Lohman to defer payment of the fees to which they are entitled as directors, including any fees for committee service. Interest on the deferred amounts is accrued quarterly based on the average quarterly treasury bill rate. During 1995, the Company also paid the cost of group life insurance coverage for directors who were not officers or employees of the Company as follows:
Mr. Anderson, $2,911; Dr. Ewers, $1,257; Mr. Johnstone, $1,299; Mr. Kelley, $2,246; Mr. Kirschner, $1,257; Mr. Lohman, $1,299; and Mr. Pistor, $2,315.
During 1995, the Company also paid the last installment of the premium for the split-dollar life insurance for the death benefit that Mr. Alley had accrued before his retirement with the Company. The dollar value of the insurance premium paid as reduced by the projected refund to the Company on the maturity of the policy calculated on an actuarial basis was $309,138. Directors who are not officers or employees of the Company are also covered under the Company's matching gift program whereby the Company will make a 200% match of gifts totalling up to $15,000 by the director to an eligible charitable or educational institution.

  Each director who is not an officer or employee of the Company or one of its subsidiaries is also paid 300 shares of Common Stock of the Company each year under the Company's Stock Plan for Non-employee Directors which was approved by the stockholders at the 1995 Annual Meeting. The Company has an agreement with Mr. Lohman to defer payment of these shares. While receipt of the shares is deferred, dividends that would have been paid with respect to such shares had receipt thereof not been deferred are also deferred and will accrue interest quarterly from the respective dates such dividends would have been paid at a rate equal to the average quarterly treasury bill rate. Directors who are not officers or employees of the Company or one of its subsidiaries are covered while on Company business by the business travel accident insurance policy which covers employees of the Company generally.

  Each director who is not an officer or employee of the Company or one of its subsidiaries who voluntarily retires or decides not to stand for reelection as a director will receive an annual retirement benefit equal to the annual director's fee (exclusive of fees for committee service and fees for service on boards of directors of subsidiaries) in effect at the time of retirement to be paid for the number of years equal to such director's full years of service. Such benefit is payable beginning in the year in which such director retires or attains age 65, whichever occurs later, and continues to be payable to the director's beneficiary in the event of the director's death until all such payments have been made. The benefit is also payable to the director's beneficiary if the director dies prior to retirement after having completed at least three years of service. Mr. Alley is not covered under the non-employee director retirement program.

  Each director who is not an officer or employee of the Company is covered under the Company's charitable award program for non-employee directors. Under the program, the Company will make future contributions of up to $500,000 for each such director to charitable, educational or other qualified organizations designated by the director. The contribution would be made after the death of the director and the Company's obligation is funded by Company owned life insurance policies.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is designed to help the Company attract, motivate and retain the executive resources that it needs in order to maximize its return to stockholders.

  Toward that end, the program attempts to provide:

    .  competitive levels of salary and total compensation

    . annual incentive compensation that varies with the annual financial performance of the Company and its various operating companies

    . long-term incentive compensation to reward long-term financial performance.

  The Company intends to provide levels of total compensation for executive officers that are competitive with compensation for executives with comparable responsibilities in corporations of similar size. The competitive information is derived from a variety of sources, principally surveys conducted by Towers Perrin, the outside consultants of the Compensation and Stock Option Committee (the "Committee"), and Management Compensation Services, a division of Hewitt Associates, of compensation awarded by over 200 large, publicly-held corporations with revenues in excess of $2 billion participating in the surveys (the "survey group"). Most of the companies in the survey group are in the S&P 500 and some are in the Peer Group indices described on pages 23 and 24. The Committee relies on a broad array of companies for comparative analysis of executive compensation because the Committee believes that the Company's competitors for executive talent are more varied than the Peer Group chosen for comparing stockholder return in the Performance Graph on page 23.

  The Company's executive compensation program consists of three basic elements--base salaries, annual incentive bonuses and long-term incentives. The long-term incentive plans of the Company and its operating companies covering executive officers of the Company are designed to ensure that incentive compensation varies based on the profitability of the Company and its various operating companies and on the performance of the Company's Common Stock. In addition, these plans provide the flexibility to reward executives based on their individual performance.

 Committee Responsibilities

  The Company's By-laws require that the salaries of officers employed by the Company and having the offices of Vice President and above be fixed by the Committee. The Committee also has the authority to allot to executive officers employed by the Company and certain other officers a portion of the incentive compensation available for allotment under Article XII of the Company's By-laws. In addition, the Committee grants awards to executive officers and certain other officers under the Company's 1990 Long-Term Incentive Plan, which as described below generally consisted in 1995 of stock options and performance share awards. With respect to executive officers who were employed by the Company's subsidiaries during 1995, the Committee recommended the salaries of such executive officers to the relevant subsidiary company's board of directors or appropriate committee. Further, unless the amount is fixed pursuant to the relevant subsidiary company plan, the incentive bonuses awarded to such executive officers are reviewed by the Committee prior to formal approval by the subsidiary board or appropriate committee. The Committee also reviews the design of the Company's executive compensation programs, assesses their competitiveness and effectiveness and makes recommendations with respect to them.

  Each of the elements of the program is described in the report below, including a discussion of the specific actions taken by the Committee with respect to the Chairman of the Board and Chief Executive Officer and the other executive officers for 1995.

 Base Salaries

  In determining salary adjustments for the Chief Executive Officer and other executive officers employed by the Company for 1995, the Committee sought to maintain salary levels that were comparable with the median level of the survey group. A promotional salary increase was granted to Mr. Thomas C. Hays, who assumed the title and responsibilities of Chairman of the Board and Chief Executive Officer effective January 1, 1995, of 37.2%. A promotional salary increase was also granted to Mr. John T. Ludes, who assumed the title and responsibilities of President and Chief Operating Officer effective as of January 1, 1995, of 36.8%. Two other executive officers who were promoted effective January 1, 1995 also received promotional increases. The Committee determined that the salaries of other executive officers should be increased by 5.0%. This rate of salary increase was slightly below the 5.2% average market increase of the survey group. After giving effect to these promotional and other salary increases, the salary levels of the executive officers employed by the Company were on average 2% below the median of the survey group and the salary of the Chairman was 1% below the median of the survey group. Salary adjustments were therefore made in order to remain competitive with the survey group.

  The salary increases of the Company's executive officers who were chief executives of subsidiary companies were also comparable to the median of the survey group. Salary increases ranged from 4.2% to 5.3% compared with the average salary increase for the survey group of 4.9%.

 Annual Incentive Bonuses

  Article XII of the By-laws of the Company as approved by stockholders provides for payment of incentive compensation to members of the Management Group (defined pursuant to Article XII), including executive officers. An amount equal to 1/2 of 1% of adjusted income from continuing operations (as defined in Article XII) is made available for allotment annually if a cash dividend has been paid on the Common Stock of the Company. Of the amount available for incentive compensation, 18% is allotted to the Chairman of the Board and the remainder is available to the Management Group on the following basis: 30% of the total amount available is allotted by Article XII to the members of the Management Group in proportion to their salaries, and the balance may be allotted by the Committee, entirely at the Committee's discretion, as to amounts and individuals. The Committee has the authority to reduce the amount of any allotment to the Chairman or a member of the Management Group. In determining the manner of allocating the amount made available for allotment to individual executive officers employed by the Company other than the Chairman for 1995, the Committee decided that 75% of such award should be based on corporate earnings performance and 25% on the attainment of individual objectives. Payments are made in cash as soon as practicable after determination of the amount available.

  In determining the incentive awards for executive officers other than the Chairman of the Board, the Committee noted that adjusted income from continuing operations decreased 19% during 1995 as compared with 1994, principally as a result of the sale of The American Tobacco Company subsidiary, but that income from ongoing operations increased 14.7%. As a result of the extraordinary efforts of management in implementing the new focus of the Company's operations, the Committee determined that the portion of the target incentive awards based on corporate earnings performance for 1995 for executive officers employed by the Company, apart from the Chairman, should be increased generally by 10%. The total amount of the 1995 Article XII awards to eligible officers, including executive officers, was $2,670,741 as compared with $4,513,005 which was permitted to be awarded under the Article XII formula.

  Incentive compensation awards for executive officers of the Company who are employed by subsidiary companies are determined under the incentive compensation plans of those subsidiary companies. These plans generally provide for the establishment of target awards as a percentage of salary and the payment of a percentage of the target award based on the attainment of certain operating company financial and individual achievement goals. Mr. Barry M. Berish, Chairman and Chief Executive Officer of Jim Beam Brands Co. during 1995, participated in the annual incentive compensation program of Jim Beam Brands Co. which is based on operating company contribution, asset management and individual performance. The target award for Mr. Berish was equal to 55% of his base salary with 75% of the target based on the corporate financial criteria and 25% based on individual objectives. Mr. Wilson participated in an incentive compensation plan for key employees of Gallaher Limited. Under such plan, an amount equal to 0.389% of consolidated profits before tax (as defined in such plan) is made available for allotment annually. Of the amount made available for incentive compensation, 18.5% is allotted to the Chairman of Gallaher Limited.

 Other Considerations with Respect to the Chairman's Compensation

  The annual incentive compensation for Mr. Thomas C. Hays as Chairman under
Article XII decreased 19% from the 1994 annual incentive compensation payable to his predecessor who was Chairman during 1994. This portion of his compensation is based strictly on a stockholder-approved formula related to the pre-tax earnings performance of the Company as explained under Annual Incentive Bonuses above. The decrease thus reflected the decrease in the Company's adjusted income from continuing operations for 1995 attributable primarily to the sale of The American Tobacco Company subsidiary.

 Long-Term Incentives

  Under the Company's 1990 Long-Term Incentive Plan, the Committee can grant to key employees of the Company and its subsidiaries a variety of long-term incentives, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards, dividend equivalents and other stock-based incentives. During 1995, the Committee granted performance share awards, incentive stock options and nonqualified stock options to executive officers of the Company.

  The Committee intends that stock options and performance awards serve as a significant piece of the executives' total compensation package, and thus they are granted in consideration of present and anticipated performance, as well as past performance. Annual and long-term incentives make up the major portion of the total compensation of executive officers. Moreover, the stock options and performance awards are intended to offer the executive officers significant long-term incentives to increase their efforts on behalf of the Company and its subsidiaries, to focus managerial efforts on enhancing stockholder value and to align the interests of the executives with the stockholders. As indicated above, the Committee's compensation philosophy is to have long-term incentives that pay more for superior performance and less if performance does not achieve that level. The Committee, in making its determinations with respect to stock option and performance award grants to the individual senior executives was guided by the percentage of the individual's base salary that the estimated value of the stock options and performance awards would comprise. The Committee sets the percentage of base salary that the long-term incentive would represent at a level based on a comparison to the value of long-term incentives awarded to similarly-compensated executives in the survey group, based on the outside consultants' survey of competitive practice regarding the percentage of base salary represented by long-term incentives. The Committee used an option pricing valuation method for purposes of making such comparison. The Committee granted stock options and performance awards for the 1996 to 1998 performance period to executive officers employed by the Company to place them generally at the 50th percentile of the survey group. These grants continue the Committee's practice of providing executive officers with annual long-term incentive grants that are at competitive levels as recommended by Towers Perrin, the Committee's outside consultants.

  In determining the level of grants for the executive officers, the Committee considered several factors in its subjective judgment without any of these factors being weighted greater than any other: first, that the Company and its subsidiaries comprised a large and diverse organization with over 100 operating subsidiaries in five highly competitive industries doing business on a worldwide basis; second, the complex task facing the executive officers in managing and furthering the performance, growth and prospects of such an organization; and third, the high level of performance and results achieved by the Company and its subsidiaries in recent years, particularly during a time when extremely difficult economic conditions have been adversely affecting principal markets in which many of the businesses operate, as well as the steps taken by the executive officers to enhance stockholder value.

  1995-1997 Performance Share Awards

  In February 1995 the Committee granted performance share awards for the performance period 1995 to 1997. The performance share awards are grants of Company Common Stock that are contingent upon the achievement by the Company and its subsidiaries of specified average return on equity targets over the performance period of 1995 to 1997. The number of shares of Common Stock to be delivered to the executive officers granted performance awards in 1995 varies with the level of achievement during the performance period. The number of performance award shares to be paid if target goals are met was set at 10% of the stock option award shares in the prior stock option grant. The target amount will be earned if 100% of the targeted consolidated return on equity is achieved. Fifty percent of the target amount will be earned at the achievement of 83 1/3% of the targeted average consolidated return on equity and no amount will be earned below such level. The maximum award of 150% of the target amount will be earned at the achievement of 125% of the targeted average consolidated return on equity. In establishing these goals, the Committee considered the Company's average return on equity in recent years as well as the return on equity over a similar period of the companies comprising the Standard & Poor's 500. As a result, the awards are designed to provide a maximum share payment only if the Company's return on equity were to exceed that achieved by more than 50% of the Standard & Poor's 500 companies in recent years. In addition, the recipients of the performance awards will receive cash dividend equivalents at the time of payment of the performance shares based on the number of performance shares actually earned. This performance share award grant when aggregated with the prior stock option grant to the Chairman placed him at the 67th percentile of the survey group while the performance award and prior stock option grants to all executive officers were at the 72nd percentile of the survey group.

  In addition, certain of the executive officers who are also chief executives of operating companies were granted additional performance awards payable in cash contingent upon the achievement by the relevant operating companies of specified operating company performance targets over the performance period 1995 to 1997. The target award, when aggregated with the stock option and performance share awards granted to these executive officers, placed them between the 59th and 68th percentile of the survey group. If the target is not achieved but minimum goals are attained, an amount of 33 1/3% to 50% of the target is payable. An amount of two to three times the target is payable if maximum goals are attained. The performance goals are based on operating performance for the operating company employing the executive officer during the performance period commencing January 1, 1995 and terminating December 31, 1997.

  Stock Options and 1996-1998 Performance Share Awards

  In November 1995 the Committee granted performance share awards for the 1996 to 1998 performance period as well as stock options. The options have an exercise price of not less than fair market value of the stock on the date of grant. The options generally become exercisable one year from the date of grant, and expire 10 years from the date of grant. Benefits to an executive officer from stock options will be realized only in the event of an increase in the market value of the Company's Common Stock.

  The performance share awards for the 1996 to 1998 performance period are contingent upon the achievement by the Company and its subsidiaries of specified average return on equity and cumulative increase in earnings per share targets over the performance period 1996 to 1998. The target number of shares of the Company's Common Stock will be earned if 100% of the targeted consolidated return on equity and cumulative earnings per share are achieved. Fifty percent of the target amount will be earned at the achievement of 83 1/3% of the targeted average consolidated return on equity and 94% of the targeted cumulative earnings per share. The maximum award of 150% of the target amount will be earned at the achievement of 125% of the targeted average consolidated return on equity and 114% of the targeted cumulative earnings per share. The performance share awards for this 1996 to 1998 performance period are designed to provide a maximum share payment only if the Company's return on equity and earnings per share increase were to exceed that achieved by more than 80% of companies comprising the Standard & Poor's 500 in recent years. In addition, the recipients of these performance awards will receive cash dividend equivalents at the time of payment of the performance shares equal to the cash dividends that would have been paid on the shares had the recipient owned the shares during the performance period.

  The Internal Revenue Code limits the allowable tax deduction that may be taken by the Company for compensation paid to the Chairman and the four other highest paid executive officers required to be named in the Summary Compensation Table. The limit is $1 million per executive per year, provided that compensation payable solely on account of the attainment of performance goals is excluded from the limitation. It is the Committee's intent to qualify to the extent practicable the annual incentive bonus under Article XII and stock options and performance awards under the 1990 Long-Term Incentive Plan as performance based compensation in order that these elements of compensation may qualify for the exclusion from the $1 million limit so that the Company's tax deduction will not be so limited for a significant portion of the compensation of these executive officers.

                                   Compensation and Stock Option Committee
                                          Eugene R. Anderson, Chairman
                                          John W. Johnstone, Jr.
                                          Wendell J. Kelley
                                          Charles H. Pistor, Jr.

                                                          December 31, 1995

  The following individuals, who were executive officers of the Company during 1995, served as members of the Board of Directors of Gallaher Limited, a subsidiary of the Company, and participated in setting compensation for Mr. Peter M. Wilson, Chairman and Chief Executive of Gallaher Limited, who was also an executive officer and director of the Company during 1995, and have signed this Report for this purpose.

                                          Thomas C. Hays
                                          John T. Ludes
                                          Robert L. Plancher
                                          Dudley L. Bauerlein, Jr.

                                                          December 31, 1995

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As members of the Board of Directors of Gallaher Limited, a subsidiary of the Company, Messrs. Thomas C. Hays, John T. Ludes, Robert L. Plancher and Dudley
L. Bauerlein, Jr., who are executive officers of the Company, participated in setting compensation for Mr. Peter M. Wilson, the Chairman and Chief Executive of Gallaher Limited, who was also an executive officer and director of the Company during 1995. None of these individuals is a member of the Compensation and Stock Option Committee of the Company. The members of the Compensation and Stock Option Committee of the Company are set forth above.

  During the last fiscal year, a subsidiary of the Company made purchases from Olin Corporation, of which Mr. Johnstone, a member of the Compensation and Stock Option Committee, is Chairman and a director, in the amount of approximately $1.6 million. The transactions were made in the ordinary course of business and on terms no less favorable to the Company's subsidiary than would have prevailed in similar transactions with any other supplier. The Company's subsidiary intends to continue to make purchases from Olin Corporation during 1996 if it determines that it may do so on terms beneficial to it.

                 AMERICAN BRANDS, INC. STOCK PRICE PERFORMANCE
                          (WITH DIVIDEND REINVESTMENT)

                             [CHART APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               AMONG ABI, S&P 500 INDEX, 1994 PEER GROUP INDEX*
                          AND 1995 PEER GROUP INDEX*

Measurement period                      S&P 500         1994 Peer         1995 Peer
(Fiscal year covered)     ABI           Index           Group Index*      Group Index*
---------------------   ---------       ---------       -----------       -----------
Measurement PT -
12/31/90                $ 100           $ 100           $ 100             $ 100

FYE 12/31/91            $ 112.5         $ 130.47        $ 139.83          $ 133.36
FYE 12/31/92            $ 105.51        $ 140.41        $ 152.26          $ 150.70
FYE 12/31/93            $  91.88        $ 154.59        $ 154.98          $ 172.86
FYE 12/31/94            $ 109.89        $ 156.60        $ 149.63          $ 156.51
FYE 12/31/95            $ 136.83        $ 215.46        $ 196.89          $ 178.99

--------
* Excludes American Brands, Inc.

Peer Group Index

  The 1994 Peer Group was composed of publicly traded companies in industry segments corresponding to the Company's then five core businesses and its specialty businesses: the Tobacco segment was composed of Philip Morris Companies, Inc., B.A.T Industries, Loews Corporation and Hanson PLC; the Distilled Spirits segment was composed of Brown-Forman Corporation, The Seagram Company, Ltd., Allied Domecq PLC, formerly known as Allied-Lyons PLC, Grand Metropolitan PLC and Guinness PLC; the Life Insurance segment was composed of Transamerica Corporation, American International Group, Inc., Aetna Life and Casualty, Torchmark Corporation and Providian Corporation, formerly known as Capital Holding Corporation; the Hardware and Home Improvement segment was composed of Masco Corporation, American Woodmark Corporation, The Black & Decker Corporation and The Stanley Works; the Office Products segment was composed of Herman Miller Inc., Mead Corporation, Hunt Manufacturing Co. and Avery Dennison Corporation; and the Specialty segment was composed of ProGroup, Inc. and T. & S. Stores PLC. U.S. Shoe is not included in the Specialty segment of the 1994 Peer Group because as of May 1995 it no longer trades publicly.

  The 1995 Peer Group is composed of publicly traded companies in industry segments corresponding to the Company's current five core businesses and thus differs from the 1994 Peer Group as follows: the Tobacco segment is now composed of Hanson PLC (Philip Morris Companies, Inc., B.A.T Industries and Loews Corporation have been deleted due to the change in the Company's tobacco business following the sale of The American Tobacco Company in 1994); the Life Insurance segment has been deleted in its entirety due to the sale of the American Franklin Company in 1995; the Hardware and Home Improvement segment is now composed of Masco Corporation, The Black & Decker Corporation, Newell Co. and The Stanley Works (American Woodmark Corporation has been deleted due to its relatively small market capitalization and Newell Co. has been added because of its hardware and housewares business); the Office Products segment is now composed of Hunt Manufacturing Co., General Binding Corporation, Rubbermaid Incorporated and Avery Dennison Corporation (Mead Corporation has been deleted because it has a significant paper products business and the Company does not, Herman Miller has been deleted due to the sale of the Vogel Peterson Furniture Company business in 1995 by a subsidiary of the Company and General Binding Corporation and Rubbermaid Incorporated have been added because of their office products businesses); and the Specialty segment is now called the Golf and Leisure segment and is composed of ProGroup, Inc., Salomon S.A. and Brunswick Corporation (T&S Stores has been deleted because of the sale by a subsidiary of the Company of its retail distribution operations in 1995 and Salomon S.A. and Brunswick Corporation have been added because of their leisure products businesses).

  The weighted average total return of each of the entire 1994 Peer Group and the entire 1995 Peer Group, for each year, is calculated as follows: (1) the total return of each Peer Group member is calculated by dividing the change in market value of a share of its common stock, assuming quarterly dividend reinvestment, by the cumulative value of a share of its common stock at the beginning of the year; (2) each Peer Group member's total return is then weighted within its industry segment based on its market capitalization at the beginning of the year, relative to the market capitalization of the entire segment, and the sum of such weighted returns results in a weighted average total return for that segment; and (3) each segment's weighted average total return is then weighted based on the percentage of sales, excluding excise taxes, of that segment of the Company for the year, as compared with total Company sales, excluding excise taxes, and the sum of such weighted returns results in a weighted average total return for the entire Peer Group.

  Each of the 1994 Peer Group Index and the 1995 Peer Group Index reflects the weighted average total return for the entire Peer Group calculated for the five year period from a base of 100.

  The Report of the Compensation and Stock Option Committee on Executive Compensation and the American Brands, Inc. Stock Price Performance graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C of the Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or to the liabilities of Section 18 of the Exchange Act.

ITEM 2

                      ELECTION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors recommends that the stockholders elect Coopers & Lybrand L.L.P. as independent accountants for the Company for the year 1996. In line with this recommendation the Board of Directors intends to introduce at the forthcoming Annual Meeting the following resolution (designated herein as Item 2):

    "RESOLVED, that Coopers & Lybrand L.L.P. be and they are hereby elected independent accountants for the Company for the year 1996."

  In accordance with the Company's practice, a member of Coopers & Lybrand L.L.P. will attend the Annual Meeting to make a statement if he desires to do so and to respond to any appropriate questions that may be asked by stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEM 2.

ITEM 3

                RESOLUTION REQUESTING ELIMINATION OF ELECTION OF
               DIRECTORS BY CLASSES PROPOSED BY TWO STOCKHOLDERS

  The Company is informed that John J. Gilbert, whose address is 29 East 64th Street, New York, New York 10021-7043, a record holder of 400 shares of Common Stock and claiming an additional family interest of 1,200 shares, and/or John
C. Henry, a record holder of 12,800 shares of Common Stock, whose address is 5 East 93rd Street, New York, New York 10128, intend to introduce at the Annual Meeting the following resolution (designated herein as Item 3):

    "RESOLVED: That the stockholders of American Brands, Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes as is now provided and that on expiration of present terms of directors their subsequent election shall also be on an annual basis."

  The proponents have furnished the following statement setting forth the reasons advanced by them in support of their proposal:

  "Continued very strong support along the lines we suggest were shown at the last annual meeting when 38.04%, an increase over the previous year, 4,677 owners of 58,297,438 shares, were cast in favor of this proposal. The vote against included 10,263 unmarked proxies.

  "ARCO to its credit, voluntarily ended theirs stating that when a very high percentage (34.6%) desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as: Pacific Enterprises, Katy Industries, Hanover Direct and others. A few years ago my resolution on the subject was withdrawn when the Westinghouse directors agreed to end their stagger system. Also, Lockheed-Martin in the recent merger ended theirs.

  "Because of the normal need to find new directors and because of environmental problems and the avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors is the answer. In addition, some recommendations have been made to carry out the CERES 10 points. The 11th, in our opinion, should be to end the stagger system of electing directors and to have cumulative voting.

  "Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the controlling French insurance company not wanting it they now do not have a staggered board.

  "Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal effecting the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

  "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

BOARD OF DIRECTORS STATEMENT ON ITEM 3

  Under the corporate law of Delaware, the State in which the Company is incorporated, the change contemplated by the proposal would require an amendment to the Company's Certificate of Incorporation which must first be approved by the Board of Directors and then submitted to a vote of the stockholders. A vote in favor of Item 3, therefore, would constitute a request that the Board initiate this amendment. The Board does not believe, however, that such an amendment would be in the best interests of the Company or its stockholders.

  In 1986, the stockholders approved an amendment to the Company's Certificate of Incorporation to provide for the current division of the Board by class, with one class elected each year for a three-year term. Fully 86.9% of the votes cast with respect to that proposal were cast in its favor.

  The Board believes that a classified Board enables the Company to plan for a reasonable period into the future and thereby provide for continuity of corporate policies. The Board also believes that flexibility is achieved by the election of one-third of the directors annually, while stability is retained because a majority of the directors at all times will have had prior experience in the management of the Company's business. In addition, the classified Board would preclude the immediate removal of all incumbent directors by a person seeking a change in control of the Company and thereby would benefit all of the Company's stockholders as the incumbent directors would then be in a position to act to protect the stockholders' value in the Company. Surveys of corporate board structures conducted by certain organizations independent of the Company have shown that more than half of the corporations included in the surveys maintain classified boards. For the foregoing reasons, the Board believes that the amendment contemplated by Item 3 is not in the best interests of the Company. Resolutions substantially similar to Item 3 were rejected by the stockholders at each Annual Meeting from 1989 through 1995.

  THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 3.

ITEM 4

                     RESOLUTION REQUESTING CANCELLATION OF
                     COMPANY PENSIONS FOR OUTSIDE DIRECTORS

  The Company is informed that Kenneth Steiner, whose address and stock ownership will be furnished by the Company promptly upon receipt of any oral or written request therefor, intends to introduce at the Annual Meeting the following resolution (designated herein as Item 4):

    "RESOLVED, that the shareholders assembled in person and by proxy, recommend (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits."

  The proponent has furnished the following statement setting forth the reasons advanced by him in support of the proposal:

    "Aside from the usual reasons, presented in the past, regarding `double dipping', that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

    "Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

    "But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. I am a founding member of the Investors Rights Association of America and I feel this practice perpetuates a culture of corporate management `cronyism' that can easily be at odds with shareholder and company interest.

    "A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record than their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

  "I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."

BOARD OF DIRECTORS STATEMENT ON ITEM 4

  The Company has a policy of paying deferred benefits to each non-employee director who voluntarily retires or decides not to stand for reelection. The annual benefit is equal to the annual basic director's fee in effect at the time of retirement and is paid for the number of years equal to the director's full years of service. Thus, the amount of benefit is dependent upon the director's length of service. The benefit is payable beginning in the year in which the director retires or attains age 65, whichever occurs later, and continues to be payable to the director's beneficiary in the event of the director's death until all such payments have been made. The benefit is also payable to the director's beneficiary if the director dies prior to retirement after having completed at least three years of service.

  The Board believes that paying a portion of the total compensation for outside directors as deferred benefits is appropriate and that the Company's retirement policy for outside directors assists it in remaining competitive with other major corporations so that the Company may attract and retain persons of the highest quality to serve on your Board of Directors. The retirement benefit provides an incentive to join the Board, and to remain long enough to gain experience and knowledge of the Company's businesses. Unlike many pensions that are payable in the form of an annuity for the life of the director, the Company's payments are deferred compensation payable only for the period of years for which the director served on the Board. Payment of retirement benefits also recognizes the ever increasing time commitment, diligence and risks associated with Board service. An independent benefits consulting firm reports that a majority of the 137 major publicly-held companies that it surveyed provide retirement benefits for their outside directors.

  The Board is opposed to the proposal for an additional reason. The proposal asks all current non-employee directors to voluntarily relinquish their pension benefits. The Company's retirement policy was an inducement for non-employee directors to join and remain in service on the Board and the Company believes that it would not be appropriate for directors to forego this benefit which was promised to them and which they have earned. A resolution substantially similar to Item 4 was rejected by the stockholders at the 1995 Annual Meeting.

  THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 4.

ITEM 5

                  RESOLUTION REQUESTING NON-EMPLOYEE DIRECTOR
                COMPENSATION BE PAID PARTLY IN RESTRICTED STOCK

  The Company is informed that Lee Brenin, whose address and stock ownership will be furnished by the Company promptly upon receipt of any oral or written request therefor, intends to introduce at the Annual Meeting the following resolution (designated herein as Item 5):

  "RESOLVED that the shareholders recommend that the board of directors take the necessary steps to ensure that from here forward all non-employee directors should receive a minimum of fifty percent of their total compensation in the form of company stock which cannot be sold for three years."

  The proponent has furnished the following statement setting forth the reasons advanced by him in support of the proposal:

  "A significant equity ownership by outside directors is probably the best motivator for facilitating identification with shareholders.

  "Traditionally, outside directors, sometimes selected by management, were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise a critical oversight of management's performance in furthering corporate profitability. All too often, outside director's oversight has been marked by complacency, cronyism, and inertia.

  "Corporate America has too many examples of management squandering company assets on an extended series of strategic errors. Meanwhile, boards of directors stood by and passively allowed the ineptitude to continue, well after disaster struck. They fiddled while Rome was burning.

  "When compensation is in company stock, there is a greater likelihood that outside directors will be more vigilant in protecting their own, as well as corporate, and shareholder interests.

  "What is being recommended in this proposal is neither novel or untried. A number of corporations have already established versions of such practices, namely, Scott Paper, The Travelers, Hartford Steam Boiler, and Alexander & Alexander.

  "Harvard Business School did a series of studies comparing highly successful to poorly performing companies. They found that outside directors in the better performing companies had significantly larger holdings of company stock than outside directors in the more mediocre and poorly performing companies.

  "It can be argued that awarding stock options to outside directors accomplishes the same purpose of insuring director's allegiance to a company's profitability as paying them exclusively in stock. However, it is our contention that stock options are rewarding on the upside but offer no penalties on the downside. There are few strategies that are more likely to cement outside directors with shareholder interests and company profitability than one which results in their sharing the same bottom line.

  "I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION."

BOARD OF DIRECTORS STATEMENT ON ITEM 5

  The Company must offer a competitive compensation program to attract and retain highly qualified persons to serve as directors. The Company believes that many U.S. companies with which it competes for director candidates offer a combination of cash and stock-based compensation to their non-employee directors. The Company also provides for payment of directors' fees in both cash and stock.

  At the 1995 Annual Meeting, the Company submitted to stockholders a proposal to approve the Stock Plan for Non-employee Directors. Under this program, which was approved by stockholders, each non-employee director is granted 300 shares of Common Stock of the Company as part of the director's total compensation package. Prior to the 1995 Annual Meeting, the Company had not increased non-employee director compensation since 1993, while director fees at other corporations had been trending upward. The Company believed that by increasing the stock-based portion of the compensation package, rather than the cash portion, the Company was able to remain competitive with other corporations while further aligning the interest of the non-employee directors and the stockholders.

  As a result, and based on current market prices, non-employee directors receive approximately 20% of their total fees in Common Stock of the Company. The Company does not believe that mandating that 50% of total fees be paid in restricted stock is necessary to increase the commitment of non-employee directors or their accountability to stockholders.

  The Company believes that its compensation program for non-employee directors is properly structured and fair to the directors and stockholders and that the proposal is neither necessary nor appropriate.

  THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 5.

ITEM 6

                 RESOLUTION REQUESTING STOCKHOLDER APPROVAL OF
                   CHANGE OF CONTROL COMPENSATION AGREEMENTS

  The Company is informed that William Steiner, whose address and stock ownership will be furnished by the Company promptly upon receipt of any oral or written request therefor, intends to introduce at the Annual Meeting the following resolution (designated herein as Item 6):

    "RESOLVED, that the shareholders recommend that the board of directors adopt a policy against entering into future agreements with officers and directors of this corporation which provide compensation contingent on a change of control of the corporation, unless such compensation agreements are submitted to a vote of the shareholders and approved by a majority of shares present and voting on the issue."

  The proponent has furnished the following statement setting forth the reasons advanced by him in support of the proposal:

  "Lucrative severance contracts awarded to senior corporate executives which provide compensation contingent on a change of control, usually through a merger or acquisition of the corporation, are known as `golden parachutes'. These contracts are awarded without shareholder approval.

  "The practice of providing these large cash awards to a small group of senior corporate managers without shareholder approval has been a subject of public outcry. In 1988, the U.S. Senate in emphasizing the potential conflict of interest between management and shareholders created by these agreements voted ninety eight to one to require shareholder approval of golden parachutes which exceed three times annual compensation.

  "Although final action was not taken, it is clear to me that the overwhelming vote in favor of the measure reflects public sentiment against golden parachutes. A shareholder vote would allow the corporation's owners to decide for themselves whether golden parachutes are in their best interests.

  "I am a founding member of the Investors Rights Association of America and it is clear to me that requiring a shareholder vote is necessary to address the conflicts of interest between management and shareholders that arise in the awarding of golden parachutes.

  "I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION."

BOARD OF DIRECTORS STATEMENT ON ITEM 6

  The Board of Directors disagrees with the proponent's assertion that the agreements that the Company has entered into with its senior executives, providing for compensation during a period following termination of employment subsequent to a change of control of the Company, are in conflict with management's duty to the stockholders. On the contrary, these agreements are intended to minimize, rather than create, a conflict of interest that senior executives might have in the event of a change of control contest for the Company. By providing a measure of financial security for possible job loss following a takeover, the agreements help senior executives to assess a takeover bid objectively and to advise the Board whether the bid is in the best interests of the Company and its stockholders without fear of personal financial loss. Furthermore, as there may be an extended period from the time the change of control is proposed until it is completed, the Company could be at a disadvantage if it were to lose senior executives during that time. The agreements are an incentive for senior executives to remain with the Company and protect stockholder interests during a contest for control.

  The agreements provide that no benefit is paid unless (i) a change of control occurs and (ii) the executive's employment is thereafter terminated. The agreements thus have no current cost to the Company and are similar to other such agreements which exist at many publicly held companies. The agreements will not prevent a business combination that would increase stockholder value.

  The determination of whether the Company should enter into such an agreement with one of its executives is made by the Compensation and Stock Option Committee which is made up of outside members of the Board of Directors who are not executives of the Company. In those circumstances when the Compensation and Stock Option Committee believes that an agreement of this type would be in the best interests of the Company and its stockholders, the Committee needs the flexibility to provide it efficiently and without delay. This ability would be significantly diminished by a requirement to submit the agreement to stockholders for approval. Unless the Company were to incur the substantial expense of convening a special stockholders' meeting for the purpose, such agreements could only be entered into once a year after approval at an annual meeting of stockholders. In today's competitive environment, a corporation cannot afford to wait one year to implement a needed and desirable agreement.

  The Board believes that providing senior executives with a reasonable measure of financial security in the event of termination of employment following a change of control helps to recruit and retain key executives and also helps to ensure their objectivity at a time when a change of control of the Company may be at stake. An identical resolution was rejected by the stockholders at the 1995 Annual Meeting.

  THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 6.

ITEM 7

                 RESOLUTION REQUESTING EQUAL EMPLOYMENT REPORT

  The Company is informed that the Immaculate Heart Missions, Inc., whose address and stock ownership will be furnished by the Company promptly upon receipt of any oral or written request therefor, intends to introduce at the Annual Meeting the following resolution (designated herein as Item 7):

  "In 1994 corporations spent more than $2.2 billion on legal fees and related discrimination settlements. The Equal Employment Opportunity Commission (EEOC) reported that over 155,000 discrimination complaints were filed in 1994. The high cost of legal expenses, the potential loss of government contracts and the financial consequences of a damaged corporate image from discrimination allegations is placing this issue high upon a priority list for shareholders. Companies must better reflect the market-place, the customer, trading partners, and the diverse workforce through all levels of its organization.

  "CEOs from 28 major companies have cited changing demographics of the labor force, the diverse national consumer market, and rapid globalization of the marketplace as reasons for expanding diversity. Over 100 major employers publicly report on work diversity and EEO-1 information. Corporate publications available to their shareholders such as; Capital Cities/ABC's Commitment Report for shareholders, Kmart Corporation's Reflections of America, U.S. Air's Affirming Workplace Diversity, Amoco's Diverse Work Force and Sear's Corporate Responsibility Report, just to name a few, are disclosing EEO statistics for public review.

  "Many California corporations provide this data voluntarily, including all of the regulated utilities and most of the major banks. Southern California Edison, for example, has informed the Glass Ceiling Commission that it supports public reporting of this kind.

  "The bi-partisan Glass Ceiling Commission was established to study and make recommendations on the Glass Ceiling by 1995. Concerned investors have closely watched the development of this study. Secretary of Labor, Robert Reich and a 21 member Glass Ceiling Commission released a report called `Good For Business: Making Full Use of The Nation's Human Capital' This report is an important analysis for shareholders because it shows that in the U.S. we select from less than 1/2 the total talent in our workforce. For example women and minorities who represent over 57% of the workforce represent only 3% of the executive management positions. This is a serious deficiency in our ability to select the most talented people for our top management positions. It affects our competitive position if we stifle this gifted portion of our workforce.

  "Through this resolution we are asking our company to report to shareholders the progress we have made and the obstacles we still have to overcome.

  "Be it resolved: A report shall be prepared at reasonable cost, by September, 1996, excluding confidential information and shall focus on the following areas:

  1. A copy of the consolidated EEO-1 report for 1993, 1994, 1995 available to shareholders upon request.

  2. Report the number of discrimination complaints and lawsuits concerning race, gender and the physically challenged. The cost to the company and shareholders from discrimination lawsuits and alternatives to resolve the issue.

  3. Report any federal audit, corporate management review, and letter of compliance with corrective measures enacted to protect the company's government contracts and legal penalties.

  4. Report to shareholders on the race, ethnicity and gender among top management.

  5. A description of any policies and programs utilizing the purchase of goods and services from minority-and/or female-owned business enterprises."

BOARD OF DIRECTORS STATEMENT ON ITEM 7

  The Company long has been and will continue to be strongly committed to the principle of equal employment opportunity. The policy of the Company opposing all forms of discrimination has been clearly stated. The policy of the Company and each of its subsidiaries is to comply fully with the spirit and letter of federal, state and local anti-discrimination laws. Nondiscriminatory and equal employment opportunity is to be provided for all qualified applicants and employees in all personnel actions, including recruiting, job assignment, training and educational opportunity, promotion, layoff and compensation and benefits.

  The final report of the Glass Ceiling Commission, "A Solid Investment: Making Full Use of the Nation's Capital," was issued in late November 1995 and only recently became available. Many of the recommendations in the final report involved considerable controversy within the Glass Ceiling Commission itself. For example, on the issue of disclosure of EEO-1 information and diversity data, a number of commissioners believed that issues of privacy and corporate trade secrets dictated against such disclosure.

  The Company's corporate equal employment opportunity policy has been and is communicated to employees in various Company documents and by posting on bulletin boards. Supervisors are informed that they should base decisions on employment in accord with this policy. Equal employment training sessions are held from time to time for employees and managers and have included sensitivity programs on harassment in the workplace.

  Many of the subsidiary companies for some time have maintained formal affirmative action programs applicable to government contractors. These programs have been and are available for review by employees. Recruiting agencies, labor unions and suppliers of goods and services are advised of these programs and are asked to execute government required EEO certifications. Statistical information required by law is filed with government agencies. Corporate committees have been established to review and monitor corporate equal employment opportunity policies and procedures and affirmative action programs where applicable. One such committee, which includes members of the Board of Directors, reviews various policies and programs of the Company that support the goal of diversity and considers workforce issues relating to the effective utilization of, and opportunities for, women and minorities. Among the matters considered by such committee has been information in the March 1995 Glass Ceiling Commission fact-finding report, "Good for Business: Making Full Use of the Nation's Human Capital" referred to in the proposal.

  The Board believes that the additional report requested by this proposal is neither appropriate nor necessary. As described above, equal employment opportunity and diversity issues have long been high on the agenda of management and the Board of Directors as part of the ordinary business operations of the Company. Adoption of the proposal is not needed to enhance the Company's already strong commitment to equal employment opportunity nor ensure that the Company's employees receive fair employment opportunities. Much of the information requested by the proponents is duplicative and maintained locally by the more than 100 active subsidiaries of the Company. The Board also believes that much of this information should be kept confidential. The preparation of a report in the format requested by the proponents would also require an unnecessary expenditure of time and money. A resolution substantially similar to Item 7 was rejected by the stockholders at the 1995 Annual Meeting.

  THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 7.

ITEM 8

                RESOLUTION REQUESTING IMPLEMENTATION OF MACBRIDE
                    PRINCIPLES PROPOSED BY FIVE STOCKHOLDERS

  The Company is informed that the New York City Employees' Retirement System, the New York City Teachers' Retirement System, the New York City Fire Department Pension Fund and the New York City Police Pension Fund, the custodian of each of which is the Comptroller of the City of New York, with the co-sponsorship of the Minnesota State Board of Investment, whose respective addresses and stockholdings will be furnished by the Company promptly upon receipt of any oral or written request therefor, intend to introduce at the Annual Meeting the following resolution (designated herein as Item 8):

  "WHEREAS,  American Brands has a wholly-owned subsidiary operating in
             Northern Ireland, Gallaher Limited;

  "WHEREAS,  the on-going peace process in Northern Ireland encourages us to search for non-violent means for establishing justice and equality;

  "WHEREAS,  employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as being one of the major causes of the conflict in that country;

  "WHEREAS,  Dr. Sean MacBride, founder of Amnesty International and Nobel
             Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

              1. Increasing the representation of individuals from
                 underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

              2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

              3. The banning of provocative religious or political emblems from the workplace.

              4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

              5. Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

              6. The abolition of job reservations, apprenticeship
                 restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

              7. The development of training programs that will prepare
                 substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

              8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

              9. The appointment of a senior management staff member to
                 oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

  "RESOLVED, Shareholders request the Board of Directors to:

  1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles."

  The proponents have furnished the following statement setting forth the reasons advanced by them in support of their proposal:

  "--We believe that our company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

  "--Continued discrimination and worsening employment opportunities have been cited as contributing to support for a violent solution to Northern Ireland's problems.

  "--Implementation of the MacBride Principles by American Brands will demonstrate its concern for human rights and equality of opportunity in its international operations.

  "Please vote your proxy FOR these concerns."

BOARD OF DIRECTORS STATEMENT ON ITEM 8

  The Company is committed to a policy of equal employment opportunity. Consistent with this policy, the Company's subsidiary, Gallaher Limited, has adopted a Declaration of Practice which sets forth the positive measures taken by Gallaher to ensure that the policy of equal opportunity is actively pursued without discrimination against any section of the community. The Declaration of Practice is worded as follows:

  "Gallaher Limited, recognising the importance of equality of opportunity in employment, declares that it practises such equality of opportunity irrespective of religion, race, sex or disability and further declares that it:

  a. is committed to recruitment, selection and promotion on the basis of merit alone;

  b. uses as criteria in making judgments about merit (i) the actual requirements of the job; (ii) job-related personnel specifications;
     (iii) either ability to do the job or potential ability to do the job;

  c. disseminates information on job openings in a manner that provides access to this information by all groups and welcomes and takes positive steps to encourage applications from all persons with potential to do the job in question;

  d. monitors and retains records on the outcome, in terms of religion, sex, race and disability, of its recruitment, selection, training, layoff and promotion procedures and on trends in the composition of its work force;

  e. identifies any under-representation that may exist in its group of applicants, those hired or those promoted; investigates the cause of the under-representation; and eliminates any practice discovered which has the effect of discriminating on any basis other than merit; takes appropriate measures where necessary to ensure the effective practice of equality of opportunity in employment;

  f. actively promotes, in association with trade unions or other representatives of the company workforce, an atmosphere and working environment that both encourages harmony and co-operation among all employees and discourages behaviour or the circulation and display of literature that could give offence on the grounds of religion, race, sex or to the disabled; and, to this end, bans all religious or political displays and otherwise works toward the elimination within the workplace of religious or political tensions;

  g. ensures that layoff, recall and termination procedures shall be according to agreements negotiated with trade unions or other representatives of the company's workforce, and that those procedures shall not be inconsistent with the principle of equality of opportunity;

  h. keeps its working environment and procedures for recruitment, selection, training, layoff and promotion under review and works co-operatively with the Fair Employment Agency or the Equal Opportunity Commission in promoting equality of opportunity in employment;

  i. observes the strictest confidentiality with regard to the disclosure of personal information obtained from individuals in furtherance of its policy of promoting equality of opportunity in employment;

  j. adopts a training policy which recognises the needs and potential, relative to job performance, of employees (or applicants) of under-represented groups, subject to the condition that no one will be excluded from training programmes on the grounds of religious belief, political opinion, sex or disability;

  k. allocates responsibility for its equality of opportunity policy to a member of senior management."

  As noted in the Declaration of Practice, Gallaher already monitors employment practices with respect to religion and other matters relating to recruitment, selection, training, and layoff and promotion procedures. Gallaher also is a signatory to the Declaration of Principle and Intent of the Fair Employment (Northern Ireland) Act 1976 (the "1976 Act") and has been certified as an Equal Opportunity Employer Organisation by the Fair Employment Agency established under the 1976 Act, which, in simple terms, does not permit discrimination.

  Gallaher's employment practices in its tobacco manufacturing operation in Northern Ireland were investigated by the Fair Employment Agency to determine the degree to which the Company's stated commitment to equality of opportunity was being given practical effect. The Fair Employment Agency's Report, which was published in November 1988, found that in the past the personnel practices of the Company resulted in failures to provide equality of employment opportunity but that these practices were generally replaced commencing in the mid-1960's. The Fair Employment Agency's Report found that overall the number of Protestants and Catholics employed at the tobacco manufacturing operation at the time of the Report were not significantly different from what would be expected taking into account the religious composition of the local area, though there are considerable imbalances in certain areas and categories. The Report concluded that:

  "The efforts made by the Company and the Local Trade Union Officials to introduce locally meaningful equal opportunity measures are positive and encouraging and the Agency is satisfied that the action taken is indicative of real commitment to provide equality of opportunity."

  A new law governing employment discrimination in Northern Ireland became effective on January 1, 1990. The Fair Employment (Northern Ireland) Act 1989 (the "1989 Act") established a Fair Employment Commission which has more powers than the Fair Employment Agency which it replaced. The 1989 Act requires employers to register with the Fair Employment Commission, monitor their workforce and regularly review their recruitment, training and promotion practices. The 1989 Act now makes even indirect discrimination illegal and allows the Fair Employment Commission to mandate measures, including the setting of goals and timetables to remedy under-representation in a company's workforce.

  The Board of Directors believes that the nondiscrimination requirements of the 1989 Act are already being undertaken by Gallaher under its own Declaration of Practice made in 1987. The Board considers the Declaration of Practice to be more constructive than the MacBride Principles in addressing equality of opportunity in Northern Ireland without requiring discriminatory action in favor of any group. The Board does not believe it to be necessary or advisable to adopt the MacBride Principles to achieve the goal of equal employment opportunity.

  The Board of Directors has determined that the Company cannot endorse or subscribe to the MacBride Principles for two additional reasons. First, the Department of Economic Development in Northern Ireland has indicated its Government's opposition to the MacBride Principles. Second, Northern Ireland counsel, with whom the Company has consulted on several occasions, advised the Company that implementation would require discriminatory action by Gallaher in violation of the 1976 Act and the 1989 Act. Such counsel has reaffirmed such opinion and stated, in particular, that it would be impossible to take any lawful steps to implement Principles 1, 7 and 8. Northern Ireland counsel has reaffirmed his opinion this year.

  Resolutions substantially similar to Item 8 were rejected by the stockholders at the 1986, 1987, 1988, 1992, 1993 and 1994 Annual Meetings. In addition, resolutions calling for the Board of Directors to establish a committee to review the Company's equal employment opportunity policy and practices in Northern Ireland were rejected by the stockholders at the 1989 and 1990 Annual Meetings.

  THE BOARD RECOMMENDS THAT YOU VOTE AGAINST ITEM 8.

                CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

  The following tabulation sets forth information with respect to the beneficial ownership of equity securities of the Company by all directors and executive officers of the Company as a group (19 persons) at February 15, 1996 (except, as stated in Note (c) below, the date of ownership reported for one director is February 22, 1996). The information is based on information received by the Company from the directors and officers, from the Corporate Employee Benefits Committee of the Company and the Trustee of the Profit-Sharing Plan of the Company.

                                 AMOUNT AND NATURE OF
      TITLE OF                   BENEFICIAL OWNERSHIP                           PERCENTAGE
      CLASS                           (A)(B)(C)                                  OF CLASS
      --------                   --------------------                           ----------
      Common Stock                 2,995,731 shares                                1.7%

--------
(a) For information as to voting and investment power with respect to shares owned by directors and executive officers, see Note (c) to the table under "Election of Directors". To the best of the Company's knowledge, each executive officer who is not a director has sole voting and investment power with respect to shares owned by him, other than with respect to shares included in Note (b) below that may be acquired upon exercise of options, and with respect to shares included in Note (c) below. The Trustee of the Profit-Sharing Plan of the Company has agreed to vote the shares of Common Stock held in trust in accordance with instructions received from members of the Plan and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which the trustee has received instructions.
(b) The number shown above includes 39,447 shares of Common Stock held on December 31, 1995 by the Trustee of the Profit-Sharing Plan of the Company (including certain of those referred to in Note (a) to the table under "Election of Directors") which number is equivalent as of that date to the undivided proportionate beneficial interests of the directors and executive officers of the Company in all such shares, and 2,570,860 shares (including certain of those referred to in Note (b) to the table under "Election of Directors"), of which the directors and executive officers had the right to acquire beneficial ownership pursuant to the exercise on or before April 15, 1996 of options granted by the Company. Inclusion of such 2,570,860 shares does not constitute an admission by the directors and executive officers that they are the beneficial owners of such shares.

(c) The number shown above includes 9,107 shares held in various family trusts for the benefit of or with a remainder to various family members of another executive officer and director, as to which shares such executive officer and director disclaims beneficial ownership. These shares are referred to in Note (c) to the table under "Election of Directors". The number shown above includes 700 shares held by a director that were acquired on February 22, 1996 and which are referred to in Note (d) to the table under "Election of Directors."

  To the best of the Company's knowledge, no one person was the beneficial owner of more than 5% of the outstanding voting securities of the Company or of more than 5% of any class of voting securities of the Company at February 15, 1996.

              SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

  The Company's Certificate of Incorporation contains procedures for stockholder nomination of directors and the Company's By-laws contain procedures for other stockholder proposals to be presented before annual stockholder meetings. The Certificate of Incorporation provides that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders' meeting only if written notice is given to the Secretary of the Company of the intent to make such nomination. The notice must be given 120 days in advance of the annual meeting and must include: (i) the name and address of each stockholder who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is to be made by the stockholder; (iii) such other information regarding each nominee proposed by such stockholder as would have been included in a proxy statement; and (iv) the consent of each nominee to serve if elected.

  With respect to stockholder proposals or other business to be considered at the annual meeting of stockholders, the By-laws provide that a stockholder of record must give written notice to the Secretary of the Company no later than 120 days before the meeting. The notice must set forth: (i) a brief description of the business to be brought before the meeting, the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (a) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (b) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. The By-laws further provide that, notwithstanding the foregoing provisions, stockholders wishing to have a proposal included in the Company's proxy statement shall comply with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder and shall have the rights provided by Rule 14a-8 under such Act. In order to be eligible under Rule 14a-8 for inclusion in the Company's proxy statement and accompanying proxy at the next annual meeting of stockholders currently scheduled to be held on May 7, 1997, stockholder proposals must be received by the Company on or before November 12, 1996.

  A copy of the relevant Certificate of Incorporation and By-law provisions is available upon written request to Mr. Louis F. Fernous, Jr., Vice President and Secretary, American Brands, Inc., 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

                                 MISCELLANEOUS

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS LAST FISCAL YEAR, INCLUDING ANY FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO MR. LOUIS F. FERNOUS, JR., VICE PRESIDENT AND SECRETARY, AMERICAN BRANDS, INC., 1700 EAST PUTNAM AVENUE, OLD GREENWICH, CONNECTICUT 06870. THE COMPANY WILL FURNISH ANY EXHIBITS TO FORM 10-K TO EACH STOCKHOLDER REQUESTING THEM UPON PAYMENT OF A FEE OF $.10 PER PAGE TO COVER THEIR COST.

  The expense of the solicitation of proxies for this meeting, including the cost of mailing, will be borne by the Company. In addition to mailing copies of this material to stockholders, the Company will request persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others to forward copies of such material to the beneficial owners of the stock of the Company and to request authority for the execution of the proxies. To the extent deemed necessary in order to assure sufficient representation at the meeting, officers and regular employees of the Company will request the return of proxies by telephone, facsimile or in person. In addition, the Company has retained Kissel-Blake Inc., 110 Wall Street, New York, New York 10005, to aid in the solicitation of proxies for a fee, including its expenses, estimated at $35,000. The total expense to be borne by the Company will depend upon the volume of shares represented by the proxies received promptly in response to the notice of meeting.

  Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay. Prompt response is helpful, and your cooperation will be appreciated.

                                                                   March 4, 1996

                     LOGO
                     THIS PROXY STATEMENT IS PRINTED ON
                     RECYCLED PAPER. THE ENTIRE
                     PUBLICATION IS RECYCLABLE.

LOGO AMERICAN                          PROXY SOLICITED BY THE BOARD OF DIRECTORS
     BRANDS, INC.


The undersigned hereby appoints T.C. HAYS, G.L. KLEMANN, II AND J.T. LUDES proxies, with power of substitution, to vote at the Annual Meeting (including adjournments) of stockholders of American Brands, Inc., to be held May 1, 1996, at the Stamford Center for the Arts, Stamford, Connecticut at 10:00 A.M., for the election of nominees Thomas C. Hays, Sidney Kirschner, Gordon R. Lohman and Charles H. Pistor, Jr. as Class I directors, on Items 2 through 8 referred to on the reverse side and described in the Proxy Statement, and on any other business before the meeting, with all powers the undersigned would possess if personally present. A majority (or, of only one, then that one) of the proxies or their substitutes acting at the meeting may exercise all powers hereby conferred.

THIS PROXY WHEN PROPERLY EXECUTED WIll BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO CONTRARY INDICATION IS MADE, THE PROXIES WILL VOTE FOR
                                                                          ---
THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS, FOR ITEM 2 AND AGAINST
                                                        ---            -------
ITEMS 3 THROUGH 8 IF THEY ARE PRESENTED TO THE MEETING.


PLEASE MARK, DATE, SIGN
AS NAME APPEARS AT RIGHT,
AND RETURN THIS PROXY IN
THE ENCLOSED POSTPAID
ENVELOPE.
(EXECUTORS, ADMINISTRATORS,
TRUSTEES, CUSTODIANS, ETC.,
SHOULD INDICATE CAPACITY
IN WHICH SIGNING.)


PLEASE                   --------------------------------
SIGN     [RIGHT ARROW]                                     Dated _________, 1996
HERE                     --------------------------------



                                 (DETACH HERE)

                 PLEASE EXECUTE AND RETURN YOUR PROXY PROMPTLY


                        (See enclosed Proxy Statement)


     THE BOARD OF DIRECTORS RECOMMENDS VOTES                     THE BOARD OF DIRECTORS RECOMMENDS VOTES
     FOR ITEMS 1 AND 2 PROPOSED BY THE COMPANY                   AGAINST ITEMS 3 THROUGH 8 PROPOSED BY STOCKHOLDERS
     ---                                                         -------
                                          WITHHELD                                                    FOR    AGAINST   ABSTAIN
                                FOR ALL   FROM ALL

     1. Election of Directors     [_]       [_]                  3. Request elimination of election
                                                                    of directors by classes           [_]      [_]       [_]
P                                                                                                                                  P
R       FOR, EXCEPT individual nominees(s) (Messrs.              4. Request cancellation of Company                                R
O       Hays, Kirschner, Lohman and Pistor) whose                   pensions for outside directors    [_]      [_]       [_]       O
X       name(s) is written below:                                                                                                  X
Y                                                                5. Request non-employee director                                  Y
        --------------------------------------------                compensation be paid partly in
                                                                    restricted stock                  [_]      [_]       [_]

                                   FOR    AGAINST   ABSTAIN      6. Request stockholder approval of
     2. Elect Coopers & Lybrand    [_]      [_]       [_]           change of control compensation
        L.L.P. independent                                          agreements                        [_]      [_]       [_]
        accountants for 1996
                                                                 7. Request equal employment report   [_]      [_]       [_]

                                                                 8. Request implementation of
                                                                    MacBride Principles               [_]      [_]       [_]

                  (To be signed and dated on the other side)

                                 (DETACH HERE)


                                 LOGO AMERICAN
                                      BRANDS, INC.